EXHIBIT 10.17

THE PMI GROUP, INC. RETIREMENT PLAN

(January 1, 2010 Restatement)

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INTRODUCTION

The PMI Group, Inc., having established The PMI Group, Inc. Retirement Plan (the “Plan”) effective as of April 1, 1995, and having amended and/or restated the Plan on several subsequent occasions, hereby amends and restates the Plan in its entirety, effective as of January 1, 2010 (except as otherwise provided herein). This amended and restated Plan is intended as good faith compliance with the requirements of the Pension Protection Act of 2006 (the “PPA”) and is to be construed in accordance with the PPA and applicable guidance issued thereunder. The Plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE 1

DEFINITIONS

1.01	“Account”. shall mean a hypothetical account balance established and maintained for each Participant under the provisions of Article 6. A Participant’s Account is a nominal account, and is used to determine the amount of retirement benefits payable under Article 6. The Participant shall have no actual individual account, and shall have no claim to any particular assets of the Plan. The Participant’s Account will be charged with the amount of any distributions paid to him or her under the Plan based on benefits payable under Article 6.

1.02	“Accrued Benefit”. shall mean the amount of annual pension benefit, payable as a straight life annuity, commencing at Normal Retirement Age, as shall be considered accrued at any time for a Participant in accordance with the provisions of Article 5, plus the Actuarial Equivalent of the Participant’s Account as shall be considered accrued at any time for a Participant under the provisions of Article 6, if applicable.

(a)	For a Participant who is an Active Participant on September 1, 2007, and who does not terminate his or her employment on or before December 31, 2010, then pursuant to Section 5.07 and Section 6.02, the Participant’s Accrued Benefit shall not be less than the sum of:

(1)	The Participant’s Accrued Benefit ending on or before December 31, 2010, as determined in accordance with Article 5 of the Plan, plus

(2)	The Participant’s Accrued Benefit beginning after December 31, 2010, as determined in accordance with Article 6 of the Plan.

(b)	For a Participant who is an Active Participant on September 1, 2007, and who does terminate his or her employment on or after September 1, 2007 and is subsequently rehired and becomes an Active Participant, the Participant’s Accrued Benefit shall not be less than the sum of:

(1)	The Participant’s Accrued Benefit as determined in accordance with Article 5 of the Plan, plus

(2)	The Participant’s Accrued Benefit as determined in accordance with Article 6 of the Plan beginning on and after the Participant’s date of re-eligibility to participate in the Plan.

(c)	For a Participant who is an Active Participant on September 1, 2007, who does terminate his or her employment on or after September 1, 2007 but before January 1, 2011, and who is not subsequently rehired, the Participant’s Accrued Benefit shall be determined only in accordance with Article 5 of the Plan.

(d)	For a Participant who is not an Active Participant on September 1, 2007 and becomes an Active Participant, the Participant’s Accrued Benefit shall be determined only in accordance with Article 6 of the Plan.

(e)	For new hires and re-hires, a Participant’s Accrued Benefit under Article 6 shall only take into account participation on or after September 1, 2007. For Active Participants who do not terminate his or her employment on or before December 31, 2010, a Participant’s Accrued Benefit under Article 6 shall begin January 1, 2011.

(f)	Notwithstanding the foregoing, any determination with respect to a Participant’s Accrued Benefit shall be made in conformance with Code Section 411(b)(5)(B)(iii) and any successor provision thereto.

1.03	“Active Participant”. shall mean a Participant who also is an Eligible Employee.

1.04	“Actuarial Equivalent”. shall mean:

(a)	In the case of a benefit accrued under Article 5 of the Plan, the equivalent present value of the benefit that would otherwise have been provided to the Participant, determined on the basis of appropriate actuarial assumptions and methods that may differ from those used in establishing Plan costs and liabilities. Interest shall be calculated using the Applicable Interest Rate and mortality shall be calculated using the Applicable Mortality Table, and

(b)	In the case of a benefit accrued under Article 6 of the Plan, the present value of the Accrued Benefit of any Participant shall be equal to the amount determined as the balance of the Participant’s Account, determined on the basis of appropriate actuarial assumptions and methods that may differ from those used in establishing Plan costs and liabilities.

The actuarial assumptions may be changed from time to time by an amendment to the Plan. No Participant shall be deemed to have any right, vested or nonvested, regarding the continued use of previously adopted actuarial assumptions, except as may be required by Code Section 411(d)(6) and the regulations thereunder.

For all purposes except where specifically defined to the contrary, Actuarial Equivalence will be based on the “Applicable Interest Rate” and the “Applicable Mortality Table” as those terms are defined herein and in Section 417(e) of the Code as updated from time to time. Notwithstanding the foregoing, the determination of present value shall be made in conformance with Code Section 417(e)(3) and any successor provision thereto.

1.05	“Actuary”. shall mean that individual who is an “enrolled actuary” as defined in Section 7701(a)(35) of the Code or that firm of actuaries that has on its staff such an actuary, appointed by the Committee.

1.06	“Adjustment Factor”. shall mean the cost of living adjustment factor prescribed by the Secretary of the Treasury under Section 415(d) of the Code for years beginning after

December 31, 1987, applied to such items and in such manner as the Secretary of the Treasury shall prescribe from time to time.

1.07	“Affiliated Employer”. shall mean any corporation, trade, or business, which, together with the Plan Sponsor, is a member of a “controlled group of corporations,” a group under “common control,” or an “affiliated service group,” all as determined under Sections 414(b), (c), (m), (o) of the Code, provided that solely for purposes of Section 7.01, the rule set forth in Section 415(h) of the Code also shall apply.

1.08	“Annual Allocation”. shall mean a credit to the Participant’s Account as a percentage of Compensation. The Annual Allocation shall be credited to a Participant’s Account as of the last day of the Plan Year. The credit shall be equal to eight (8) percent, multiplied by the Compensation earned by the Participant for that Plan Year. If a Participant terminates employment with the Employer prior to the end of the Plan Year, the Annual Allocation for such Participant for such Plan Year shall be equal to eight (8) percent multiplied by the Compensation earned by the Participant through the end of the month during which the Participant’s employment is terminated.

1.09	“Applicable Interest Rate”. shall mean the rate of interest described in Code Section 417(e) as specified by the Commissioner of the Internal Revenue Service, for the fifth month preceding the start of the Plan Year or such other time as the Secretary of the Treasury shall prescribe.

1.10	“Applicable Mortality Table”. shall mean for Plan Years beginning on or before December 31, 2007, the applicable mortality table described in Code Section 417(e)(3)(A)(ii)(I) and for Plan Years beginning after December 31, 2007, the applicable mortality table described in Code Section 417(e)(3)(B).

1.11	“Beneficiary”. shall mean the individual person, or persons, or entity (including a trust), or estate that is determined in accordance with the rules set forth below:

(a)	A Participant’s Beneficiary is the person, entity or trust that a Participant designated most recently to the Committee on such form and in such manner as is reasonably required by the Committee. Except as limited by the Qualified Election rules set forth in Section 1.61, a Participant may change his or her Beneficiary at any time by providing a new written election to the Committee on such form and in such manner as is reasonably required by the Committee.

(b)	If, subsequent to the death of a Participant, the Participant’s Beneficiary dies while entitled to receive benefits under the Plan, the contingent Beneficiary shall succeed to such rights, if any.

(c)	If a Participant has failed to make a Beneficiary designation or no Beneficiary or contingent Beneficiary has been designated who is alive, the term “Beneficiary” means:

(1)	the Participant’s Spouse, or

(2)	if no Spouse is alive or no other person is designated, the deceased Participant’s estate.

(d)	Notwithstanding the foregoing, the Spouse of a Participant shall be his or her Beneficiary, unless that Spouse has consented to the designation of another as the Participant’s Beneficiary pursuant to a Qualified Election.

(e)	The marriage of a Participant to a Spouse shall nullify and invalidate any prior Beneficiary designation.

1.12	“Benefit Accrual Service”. shall mean the period of service of a Participant that is used to calculate the amount of the Participant’s Accrued Benefit, determined in accordance with Article 2.

1.13	“Benefit Commencement Date”. shall mean the first day of the month coincident with or following the Participant’s Termination Date or the date when the Participant first becomes eligible to begin to receive benefits, unless the Participant elects to postpone receiving benefits until a later date, even though the first payment may not actually have been made at that date.

1.14	“Board” or “Board of Directors”. shall mean the Board of Directors of the Plan Sponsor, except that any action that could be taken by the Board may also be taken by a duly authorized Committee of the Board.

1.15	“Break in Service”. shall mean a Termination followed by the completion of a One-Year Break in Service.

1.16	“Code”. shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated, or official guidance issued thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.17	“Committee”. shall mean the committee of individuals appointed by the Board to be responsible for the operation and administration of the Plan in accordance with the provisions of Article 12.

1.18	“Compensation”. shall mean an Employee’s wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for services actually rendered in the course of employment with the Employer to the extent that amounts are includable in gross income (including overtime pay, bonuses, commissions, tips, military differential pay, or expense reimbursements from a nonaccountable plan (as described in Treasury Regulation 1.62-2(c)). Compensation shall also include any remuneration that is currently excluded from the Participant’s gross income by reason of the application of Sections 125(a), 402(e)(3), 402(h)(1)(B), 401(k), or 132(f)(4) of the Code. Compensation shall also include any contributions made by the Employer for or on account of the Employees under an Employer sponsored nonqualified deferred compensation plan. Notwithstanding the foregoing, Compensation with respect to any Employee shall exclude:

(a)	Any compensation directly paid or payable as fringe benefits;

(b)	Any contributions made by the Employer for or on account of the Employees under this Plan, or under any other employee benefit plan other than as specifically excepted herein;

(c)	Any compensation paid or payable by reason of services performed prior to the date the Employee becomes a Participant;

(d)	Any compensation paid or payable by reason of services performed after the date the Employee ceased to be a Participant;

(e)	Any compensation paid as part of a distribution from a nonqualified deferred compensation plan;

(f)	Any compensation paid as part of a severance plan or agreement after Termination;

(g)	Amounts in excess of the Compensation Limit; and

(h)	Any equity-based compensation (including, but not limited to, stock options, restricted or unrestricted stock and performance shares) under the Plan Sponsor’s Equity Incentive Plan or any similar equity-based plan or arrangement sponsored by an Affiliated Employer, whether such compensation is paid in shares of stock or cash.

1.19	“Compensation Limit”. shall mean the dollar limit prescribed in Section 401(a)(17) of the Code (e.g., $245,000 for 2010), as adjusted pursuant to Sections 401(a)(17)(B) and 415(d) of the Code. Notwithstanding the foregoing, in determining benefit accruals in Plan Years beginning after December 31, 2001, the Compensation Limit for determination periods beginning before January 1, 2002 shall be $200,000.

1.20	“Covered Compensation”. shall mean, with respect to any Participant, the average of the contribution and benefit bases in effect under Section 230 of the Social Security Act for each year in the 35-year period ending with the year in which the Participant attains Social Security retirement age, as calculated under Section 401(l)(5)(e)(i) of the Code using the unrounded values.

1.21	“Deferred Vested Benefit”. shall mean the benefit to which a vested Participant would be entitled after a Break in Service, as calculated in accordance with Article 5 and Article 6.

1.22	“Early Retirement Benefit”. shall mean the benefit to which a Participant would be entitled in the event of his or her retirement at his or her Early Retirement Date, as calculated in accordance with Article 5 and Article 6.

1.23	“Early Retirement Date”. shall mean the date on which a Participant becomes eligible and elects to retire with an early retirement benefit under the Plan, as determined in accordance with Section 5.03.

1.24	“Effective Date”. shall mean January 1, 2010, except as otherwise provided herein; provided, however, that any provision of the Plan necessary or appropriate to comply with the Pension Protection Act of 2006 or any other applicable legislation shall be effective as of the date specified in such legislation.

1.25	“Eligible Employee”. shall mean every Employee of the Employer, except for an individual who is:

(a)	an individual included in a unit of Employees whose compensation and conditions of employment are established by the terms of a collective bargaining agreement between an Employer and employee representatives, as described in Section 7701(a)(46) of the Code, where retirement benefits were the subject of good faith bargaining, unless and until such collective bargaining agreement provides that the Plan will apply to such individual,

(b)	an individual who is employed as an underwriter performing services on behalf of PMI Mortgage Services Co. and is designated according to the policies and procedures of the Employer as an underwriter, or

(c)	as to any period of time, classified or treated by an Employer as an independent contractor, a consultant, a Leased Employee, or an employee of an employment agency or any entity other than an Employer, even if such individual is subsequently determined to have been a common-law employee of an Employer during such period.

1.26	“Employee”. shall mean an individual who is (a) employed by the Employer or an Affiliated Employer as a common-law employee, or (b) a Leased Employee. However, if Leased Employees constitute less than twenty (20) percent of the nonhighly compensated work force (within the meaning of Section 414(n)(5)(c)(ii) of the Code), the term “Employee” shall not include those Leased Employees who are covered by a plan described in Section 414(n)(5) of the Code.

1.27	“Employee’s Age”. shall mean the number of months following the Employee’s date of birth and ending on his or her death, divided by 12 and rounded to three decimal places. For the purposes of calculations involving the age of the Employee, the Employee shall be assumed to have been born on the first day of the month coincident with or following the Employee’s date of birth and shall be assumed to have lived through the last day of the month in which the date of the event for which the Employee’s age is being calculated occurs. Linear interpolation shall be used, where necessary, in calculations involving the Employee’s Age.

1.28	“Employer”. shall mean the Plan Sponsor and any Participating Employer. “Employer” when used in this Plan shall refer to such designated entities either individually or collectively, as the context may require.

1.29	“Employment Commencement Date”. shall mean the date on which the Employee first is credited with an Hour of Service.

1.30	“ERISA”. shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated or official guidance issued thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.31	“Final Average Compensation”. shall mean the highest amount obtainable by averaging the annual Compensation of a Participant paid in any five (5) consecutive calendar years out of the last ten (10) calendar years, but in no event, later than December 31, 2010, which is the last calendar year. In calculating Final Average Compensation for a Participant who is being credited with Service under Section 2.01(d) of this Plan (relating to a Participant receiving benefits under a long-term disability plan), it shall be assumed that such Participant continued to earn at the rate equal to his or her Final Average Compensation as calculated under this Section on the date he first commenced to receive Service credit under Section 2.01(d).

1.32	“Fund”. shall mean any fund provided for in a trust arrangement or an insurance contract or a combination of both, which is held by a Funding Agent, to which contributions under the Plan on and after the Effective Date will be made, and out of which benefits are paid to the Participants or otherwise provided for, and, in each case, pursuant to the Plan’s terms.

1.33	“Funding Agent”. shall mean a Trustee or insurance company or any duly appointed successor or successors selected to hold a Fund.

1.34	“Highly Compensated Employee” and “Highly Compensated Former Employee”. shall mean an Employee who is determined to be a Highly Compensated Employee or Highly Compensated Former Employee under the provisions of Article 7 of the Plan.

1.35	“Hour of Service”. shall mean each hour for which an Employee is directly or indirectly paid or entitled to payment by Employer or Affiliated Employer for the performance of duties in accordance with Department of Labor Regulation Section 2530.200b-2(a)(1).

1.36	“Interest Credits”. shall mean the amount credited to a Participant’s Account as interest in a Plan Year. Such amount shall be credited as of the last day of each Plan Year, and shall be equal to:

(a)	the rate of interest on 30-year Treasury securities as specified by the Commissioner of the Internal Revenue Service for the month of November preceding the Plan Year, multiplied by

(b)	the sum of:

(1)	the Participant’s Account as of the first day of the Plan Year, minus

(2)	any distributions credited against the Participant’s Account during the Plan Year.

Notwithstanding the foregoing, such amount for any Plan Year shall be calculated at a rate that is not greater than the market rate of return, as defined in Section 411(b)(5)(b)(i) and Section 411(b)(5)(b)(vi) of the Code and any successor provisions thereto.

1.37	“Joint Annuitant”. shall mean the Beneficiary who will receive retirement benefits after the death of the Participant on the basis of the provisions of a Joint & Survivor Annuity, as described in Article 10.

1.38	“Joint & Survivor Annuity”. shall mean a retirement benefit under which equal monthly installments are payable during the joint lifetimes of the retired Participant and the Joint Annuitant, and under which, upon the earlier death of the retired Participant, the same amount, or fifty (50) percent as elected by the Participant prior to his or her Benefit Commencement Date, continues to be paid to the Joint Annuitant for the Joint Annuitant’s lifetime.

1.39	“Leased Employee”. shall mean any individual who, pursuant to an agreement between the Employer or an Affiliated Employer and any other individual, has performed services for the Employer or Affiliated Employer (or for such Employer or Affiliated Employer and related individuals determined in accordance with Section 414(n)(6) of the Code) (the “Recipient Employer”) on a substantially full-time basis for a period of at least one (1) year, and such services are performed under the primary direction of or control by the Recipient Employer.

1.40	“Limitation Year”. shall mean the twelve (12)-month period beginning on each January 1 and ending on each December 31.

1.41	“Maternity or Paternity Absence”. means an absence from employment by reason of the pregnancy of an Employee, the birth of a child of the Employee, the placement of a child in connection with the child’s adoption by the Employee, or the caring for a child during the period immediately following the birth or adoption, which the Employee certifies to the Employer.

1.42	“Named Fiduciary”. shall mean a fiduciary designated as such under the provisions of Article 12.

1.43	“Normal Retirement Age”. shall mean the age at which the Employee reaches his or her Normal Retirement Date as defined in Section 1.45.

1.44	“Normal Retirement Benefit”. shall mean the benefit to which a Participant would be entitled, as calculated in accordance with Article 5 and Article 6, in the event of the Participant’s retirement on the Participant’s Normal Retirement Date.

1.45	“Normal Retirement Date”. shall mean the first day of the month coincident with or next following the Participant’s sixty-fifth (65th) birthday.

1.46	“One-Year Break in Service”. shall mean a Severance Period of twelve (12) consecutive months.

1.47	“Participant”. shall mean any Eligible Employee who becomes a Participant in the Plan pursuant to Article 3 and shall include any individual who has separated from Service or ceased to be an Eligible Employee who has not received a full distribution from the Plan of his or her Accrued Benefit.

1.48	“Participating Employer”. shall mean any Affiliated Employer that an officer of the Plan Sponsor designates in writing as an Employer under the Plan.

1.49	“Participation”. shall mean Service while an Active Participant.

1.50	“PBGC”. shall mean the Pension Benefit Guaranty Corporation.

1.51	“Period of Benefit Accrual Service”. shall mean as to each Participant, each period beginning on the date of his or her commencement as an Eligible Employee and ending on his or her next Termination Date.

1.52	“Period of Service”. shall mean as to each Employee (a) each period beginning on his or her Employment Commencement Date or Reemployment Date and ending on his or her next Termination Date, and (b) to the extent not counted under (a), each absence of twelve (12) months or less from service with the Employer and all Affiliated Employers, which began by reason of, or within which occurred, such Employee’s resignation, retirement, discharge, or death. For purposes of applying this Section 1.52, an Employee’s Period of Service shall include periods of employment with any other employer which is a “predecessor employer” of an Affiliated Employer (within the meaning of Section 414(a) of the Code).

1.53	“PIN”. shall mean the number (if any) assigned to a Participant by the Committee (or its delegate) pursuant to Section 12.02(a)(12) for purposes of identifying his or her Minimum Benefit.

1.54	“Plan”. shall mean The PMI Group, Inc. Retirement Plan, as set forth in this document and as heretofore or hereafter amended from time to time.

1.55	“Plan Sponsor”. shall mean The PMI Group, Inc.

1.56	“Plan Year”. shall mean the twelve (12) consecutive month period beginning each January 1 and ending on each December 31.

1.57	“Postponed Retirement Benefit”. shall mean the benefit to which a Participant would be entitled in the event of his or her retirement after his or her Normal Retirement Date, as calculated in accordance with Article 5 and Article 6.

1.58	“Postponed Retirement Date”. shall mean the first day of the calendar month coincident with or next following the Participant’s Termination Date, if such date is later than the Participant’s Normal Retirement Date.

1.59	“Predecessor Employer”. shall mean, with respect to an Employee, one or more of the following organizations or units, if the Employee was previously employed by them: PMI Mortgage Insurance Company, American Pioneer Title Insurance Company, PMI Mortgage Services Company, and PMI Reinsurance Company.

1.60	“Predecessor to this Plan”. shall mean any plan for which this Plan is a restatement, any plan that has been merged into this Plan or any predecessor to this Plan, or any other plan sponsored by an entity that became a Participating Employer or a predecessor to this Plan for any of its employees who had been participants in such other plan.

1.61	“Qualified Election”. shall mean an election that must satisfy the following requirements:

(a)	it must be in writing,

(b)	it must be consented to in writing by the Participant’s Spouse,

(c)	it must designate a Beneficiary (or a form of benefits) which may not be changed without the consent of the Spouse (or the consent the Participant’s Spouse must expressly permit the Participant to designate a Beneficiary without requiring further consent from the Participant’s Spouse),

(d)	such Spouse’s consent must acknowledge the effect of the election, and

(e)	such Spouse’s consent must be witnessed by an authorized Plan representative or notary public.

Spousal consent is not required if the Participant establishes to the satisfaction of an authorized Plan representative that such consent is not necessary because there is no Spouse, or cannot be obtained because the Spouse cannot be located, or because the Participant has a court order indicating that he or she has been abandoned (within the meaning of local law), or is legally separated, unless a “qualified domestic relations order” (as defined in Code Section 414(p)) provides otherwise, or because of other circumstances as the Secretary of the Treasury may prescribe by regulation.

Any consent by a Spouse (or establishment that the consent of a Spouse is not necessary or cannot be obtained) shall be effective only as to such Spouse.

If the Participant’s Spouse is legally incompetent to give consent, consent by the Spouse’s legal guardian shall be deemed to be consent by the Spouse upon a written showing of such legal rights by the guardian (or by the legal representative to the guardian) that is satisfactory to the Committee or a designee thereof.

1.62	“Qualified Joint & Survivor Annuity”. shall mean, for a Participant with a Spouse, a Joint and Survivor Annuity with the Participant’s Spouse as Joint Annuitant and a fifty (50) percent survivor benefit. For a Participant with no Spouse, it shall mean a benefit payable in the form of an annuity for the life of the Participant. The Qualified Joint & Survivor Annuity for a Participant with a Spouse shall be at least the Actuarial Equivalent, determined under the applicable factors of Article 10 of the Participant’s Accrued Benefit or, if greater in Actuarial Equivalent value, any optional form of benefit then available to the Participant under the Plan.

1.63	“Qualified Preretirement Survivor Annuity”. shall mean the benefit payable under the terms of Sections 9.01(a) or 9.01(b).

1.64	“Reemployment Date”. shall mean the date on which an Employee first completes one (1) Hour of Service after a Termination Date.

1.65	“Retirement Date”. shall mean a Participant’s Normal, Early or Postponed Retirement Date.

1.66	“Severance Period”. shall mean each period beginning on an Employee’s Termination Date and ending on his or her next Reemployment Date.

1.67	“Spouse”. shall mean the person to whom the Participant is legally married on the date the Participant receives the Participant’s benefit payment from the Plan, or the Participant’s date of death, if earlier, as determined in accordance with Federal Law, including, but not limited to, the Defense of Marriage Act of 2003, the Code, ERISA and applicable income tax regulations and/or Department of Labor regulations and who is treated as a spouse according the laws of the state where the Participant resides; provided, however, that a former spouse shall be treated as the spouse or surviving spouse to the extent provided under a Qualified Domestic Relations Order as described in Section 16.04.

1.68	“Termination”. shall mean the cessation of active employment with the Employer or an Affiliated Employer. Transfer of an Employee from the Employer to an Affiliated Employer, from an Affiliated Employer to the Employer, or from the Employer or Affiliated Employer to or another Affiliated Employer, or to a purchaser of stock (or other ownership interest) or assets, shall not be deemed for any purpose under the Plan to be a Termination, unless specifically prescribed by Internal Revenue Service rules and other official guidance.

1.69	“Termination Date”. shall mean the date that is the earlier of (a) the date on which an Employee dies, resigns, retires or is discharged from employment with the Employer and Affiliated Employers, or (b) the first anniversary of the first date of a period in which an Employee remains absent from service with the Employer and all Affiliated Employers for any reason other than his or her death, resignation, retirement or discharge, or if the absence is on account of a Maternity or Paternity Absence, the second anniversary of the first date of the Employee’s absence from service with the Employer and all Affiliated Employers. In accordance with Treasury Regulation Section 1.410(a)-9, the period between the first and second anniversaries of absence from service as the result of Maternity or Paternity Absence (the “Second Year”) is neither a Period of Service nor a Severance Period. Accordingly, an Employee shall receive no credit for a Year of Benefit Accrual Service or a Year of Vesting Service during the Employee’s Second Year, but the Employee’s Severance Period shall not commence until the end of the Second Year.

1.70	“Trust”. shall mean any trust established under an agreement between the Employer and a Trustee under which any portion of the Fund is held, and shall include any and all amendments to the Trust agreement, or any successor agreement.

1.71	“Trustee”. shall mean any trustee holding any portion of the Fund under a Trust agreement forming a part of the Plan.

1.72	“Year of Benefit Accrual Service”. shall mean a twelve (12)-month Period of Benefit Accrual Service. Subject to Section 2.04, an Employee’s total number of Years of Benefit Accrual Service shall be calculated by assuming that the Employee (a) was hired on the first day of the month coincident with or following the Employee’s actual date of hire, and (b) incurred a Termination Date on the last day of the month in which the Employee’s actual Termination Date occurs. Years of Benefit Accrual Service shall be calculated by dividing the number of months determined in the preceding sentence by twelve (12), and rounded to three (3) decimal places. Linear interpolation shall be used where necessary.

1.73	“Year of Vesting Service” . shall mean a twelve (12)-month Period of Service. Subject to Section 8.05, an Employee’s total number of Years of Vesting Service shall be calculated by assuming that the Employee (a) was hired on the first day of the month coincident with or following the Employee’s actual date of hire, and (b) incurred a Termination Date on the last day of the month in which the Employee’s actual Termination Date occurs. Years of Vesting Service shall be calculated by dividing the number of months determined in the preceding sentence by twelve (12), and rounded to three (3) decimal places. Linear interpolation shall be used where necessary.

ARTICLE 2

SERVICE COUNTING RULES

2.01	Period of Service — General Rule. An Employee shall be credited with a Period of Service for:

(a)	Each period for which a person is directly or indirectly paid, or entitled to payment, by the Employer, an Affiliated Employer or a Predecessor Employer for the performance of duties. This Service shall be credited to the person during the appropriate Computation Period in which the duties are performed;

(b)	Each period for which a person is directly or indirectly paid, or entitled to payment, by the Employer, an Affiliated Employer or a Predecessor Employer for reasons other than for the performance of duties (such as vacation, holiday, illness, incapacity including disability, jury duty, military duty, leave of absence, or a leave of absence pursuant to the Family Leave Act, or layoff). This Service shall be credited to the Employee during the Computation Period in which the nonperformance of duties occurs, but the total credit for any single continuous period during which the employee performs no duties (whether or not in a single Computation Period) of such Service shall not exceed 501 hours. The computation of non-work hours described in this sub-paragraph will be computed in accordance with the provisions of the Department of Labor Regulation Section 2530.200b-2;

(c)	Each period for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Employer, an Affiliated Employer or Predecessor Employer. This Service will be credited to the person for the Plan Year to which the award or agreement pertains to the extent service for any such period to which the back pay award relates has not already been credited by the Employer;

(d)	Each period for which an Employee is not paid or entitled to payment but during which he normally would have performed duties for the Employer or an Affiliated Employer during any period for which he is eligible to receive benefits under the long-term disability plan of the Employer or an Affiliated Employer; and

(e)

Each period for which an Employee is not paid or entitled to pay but during which the Employee is absent for a period of qualified military service (as defined in Code section 414(u)) for which reemployment rights are protected by law, but only if the Employee returns to employment with the Employer within the time required by law. Notwithstanding the foregoing or any contrary Plan provision, if the Employee dies or becomes Disabled while performing such qualified military service, he or she shall be deemed to have resumed employment with the Employer in accordance with the Employee’s reemployment rights with respect to such service on the day prior to his or her death or Disability (as the case may be), and then incurred a Termination on the actual date of his or her death or Disability. Solely for purposes of this Section, “Disabled” or “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of such impairment shall be supported by medical evidence. In all events, the final determination of whether an individual has incurred a Disability for purposes of this Plan shall be made by the Plan Administrator in its sole discretion.

2.02	Period of Service — Computation. For the purpose of calculating Service under the Plan, an Employee shall be assumed to have been hired on the first day of the month coincident with or following the Employee’s date of hire and shall be assumed to have been terminated on the last day of the month in which the Employee’s Termination Date occurs. Using the above assumptions, Service shall be defined to be the number of months of Service divided by twelve (12) and rounded to three (3) decimal places. Linear interpolation shall be used, where necessary, in calculations involving Service.

2.03	Benefit Accrual Service. Benefit Accrual Service shall include any Period of Service except in the case of an employee who was a participant in the Allstate Retirement Plan on April 1, 1995. Such prior Allstate Retirement Plan participant shall not receive any Benefit Accrual Service prior to May 1, 1995. Employees hired by the Employer between May 2, 1994 and April 30, 1995 shall begin receiving Benefit Accrual Service on their original hire date with the Employer and will participate in the Plan one year from their original hire date with the Employer.

2.04	Service — General Rule. A Participant shall be credited with a Year of Service for purposes of this Plan if the Participant performs twelve (12) months of Service during a Plan Year, except that a Year of Service shall not be credited for any Plan Years prior to a Break in Service in any of the following cases:

(a)	Cash-Out Rule — The Participant has previously received a distribution of the present value of his or her entire nonforfeitable benefit, following his or her Termination Date and the Participant has not repaid in full the distribution, with interest in accordance with Section 8.06 of this Plan. For the purposes of this rule, a Participant who is not entitled to a Deferred Vested Benefit upon his or her Termination Date shall be considered to be cashed-out upon his or her Termination Date, or

(b)	Rule of Parity — The Participant was not entitled to a Deferred Vested Benefit at his or her Termination Date and has incurred a number of consecutive One-Year Breaks in Service equal to the greater of five (5) or the number of Years of Service credited to him prior to the first of such consecutive One-Year Breaks in Service.

ARTICLE 3

ELIGIBILITY FOR PARTICIPATION AND TRANSFERS

3.01	Eligibility to Become a Participant. Each individual who was a Participant in the Plan on the day before the Effective Date and is an Eligible Employee on the Effective Date, shall automatically continue as a Participant on the Effective Date. Each other Eligible Employee shall become a Participant in the Plan on the first day of the calendar month that next follows the first date on which he or she becomes an Eligible Employee.

3.02	Transfer to Another Plan. A Participant who ceases to be an Eligible Employee without incurring a Termination shall cease to accrue benefits under Article 5 and shall cease to receive an Annual Allocation under Section 6.02 of this Plan as of the date on which he or she ceased to be an Eligible Employee. Such Accrued Benefits will be frozen as of the close of the Plan Year in which he or she ceases to be an Eligible Employee, but he or she shall continue to be a Participant for other purposes under the Plan and, if the Participant continues to remain in the employ of an Affiliated Employer, he or she shall continue to earn Vesting Service.

ARTICLE 4

RETIREMENT ELIGIBILITY AND SUSPENSION OF BENEFITS

4.01	Retirement. A Participant who reaches his or her Retirement Date shall be entitled to retire from employment with the Employer and Affiliated Employers and receive benefits in accordance with Article 5 and Article 6.

4.02	Suspension of Benefits — Postponed Retirement. If a Participant’s Service continues after his or her Normal Retirement Age and such Service after Normal Retirement Age constitutes Section 203(a)(3)(B) Service (as defined in Section 4.05), such Participant’s benefits will be suspended, provided that the Committee notifies the Participant that his or her benefits have been suspended in the manner provided by Section 4.04 of this Article.

4.03	Suspension of Benefits — Rehires. If a person receiving benefits hereunder is rehired by the Employer or an Affiliated Employer, payment of those benefits will be suspended as long as the rehired Employee remains employed with the Employer or the Affiliated Employer, provided such Service constitutes Section 203(a)(3)(B) Service (as defined in Section 4.05) and provided that the Committee notifies him that benefits have been suspended, in the manner provided by Section 4.04 of this Article.

4.04	Suspension of Benefit Notice. The notice required under Sections 4.02 or 4.03 of this Article shall contain:

(a)	a description of the specific reasons for the suspension of benefit payments,

(b)	a general description of the Plan’s provisions relating to the suspension,

(c)	a copy of such provisions,

(d)	a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of the Code of Federal Regulations, and

(e)	a description of the Plan’s procedure for affording a review of such suspension.

Such notice shall be furnished by personal delivery or first-class mail during the first calendar month in which payments are discontinued.

4.05	Section 203(a)(3)(B) Service. In accordance with Department of Labor Regulations Section 2530.203-3, “Section 203(a)(3)(B) Service” shall be determined on a monthly basis and an Employee shall be deemed to be in Section 203(a)(3)(B) Service in any month in which he shall perform forty (40) or more Hours of Service as defined in Department of Labor Regulations Section 2530.200b-2(a)(1) and (2). An Employee shall have the right to contest the determination of his or her status in accordance with the Plan’s Claims Procedures (as defined in Section 12.02(a)).

4.06	Recommencement of Benefits. Benefits that are suspended in accordance with Section 4.02 or 4.03 of this Article shall be paid in any month in which the Participant is not considered to be in Section 203(a)(3)(B) Service. If an Employee whose benefits are suspended continues or recommences Participation in this Plan and thereafter again becomes entitled to benefits hereunder by virtue of a new Early, Normal, or Postponed Retirement, previously suspended benefits shall not be recommenced, but instead, the Participant shall be entitled to his or her Early, Normal, or Postponed Retirement Benefit, as calculated including, if applicable, the calculations under the Appendices, as of the Participant’s new Early, Normal, or Postponed Retirement Date, adjusted as provided in Section 5.06 and subject to the freeze of the Article 5 benefit accrual in Section 5.07.

4.07

Required Commencement at Age 70 1/2. A Participant not currently receiving benefits under this Plan who attains age 70 1/2 shall commence receiving benefits as if the Participant had retired on December 31 of the calendar year in which the Participant attains age 70 1/2, and had a Benefit Commencement Date of April 1 of the following calendar year. Each December 31 thereafter, and upon the Participant’s later actual Postponed Retirement Date, the Participant benefit payment shall be recalculated.

4.08	Required Commencement — Conditions. Notwithstanding any provision of this Plan to the contrary, all distributions under the Plan shall be made in accordance with the requirements of Section 401(a)(9) of the Code and the regulations thereunder, including the incidental death benefit requirements of Treasury Regulation Section 1.401(a)(9)-2 as provided in Section 10.09 of the Plan.

4.09	Blocking. In the event of a sale of a division or subsidiary of the Employer, a Participant shall not be considered to have attained his or her Early, Normal or Deferred Retirement Date until he shall have separated from service from the division or subsidiary that was sold by the Employer. In such event, Service with the division or subsidiary that was sold shall be considered Service with the Employer but shall not be Benefit Accrual Service, and all provisions of this Plan shall apply accordingly.

ARTICLE 5

FINAL AVERAGE COMPENSATION AMOUNT OF RETIREMENT BENEFIT

5.01	Normal Retirement Benefit.

(a)	A Participant’s Normal Retirement Benefit under Article 5 shall be equal to an annual annuity for the life of the Participant, payable monthly, commencing upon the Participant’s Normal Retirement Date. This annuity will be equal to the Participant’s Base Benefit plus the Participant’s Additional Benefit plus the Participant’s Allstate Benefit (if any); provided, however, that such annuity will not be less than the Participant’s Minimum Benefit, as described below:

(1)	“Base Benefit” means an amount equal to one and fifty-five hundredths of one (1.55) percent of a Participant’s Final Average Compensation multiplied by the Participant’s Years of Benefit Accrual Service.

(2)	“Additional Benefit” means an amount equal to sixty-five hundredths of one (0.65) percent of the excess of the Final Average Compensation over the Participant’s Covered Compensation, multiplied by the Participant’s Years of Benefit Accrual Service up to a maximum of thirty-five (35) years.

(3)	“Allstate Benefit” means, in the case of a Participant with a frozen benefit from the Allstate Retirement Plan (the “Allstate Plan”), an amount equal to the Participant’s Final Average Compensation under this Plan at the time of termination divided by the Participant’s Average Annual Allstate Compensation, minus one, times the frozen Allstate Plan benefit.

(4)	“Minimum Benefit” means $1,200; provided, however, that in the case of a Participant who has a PIN, “Minimum Benefit” means the Participant’s Minimum Base Benefit plus the Participant’s Minimum Additional Benefit plus the Participant’s Minimum Allstate Benefit (if any) as set forth next to such Participant’s PIN in Appendix A to the Plan.

(b)	Bridge Benefit. The benefit described in this Section 5.01(b) is applicable to a Participant (if at all) only if the Participant is neither a Highly Compensated Employee nor a Highly Compensated Former Employee. If a Participant retires from employment with the Employer and Affiliated Employers after attaining at least age fifty-five (55) and with twenty (20) years of combined service with the Employer and Allstate, but did not have twenty (20) years of service with Allstate on April 1, 1995, the Participant shall be entitled to a temporary annuity equal to: (1) as reduced in (2) payable for the period described in (3) below:

(1)	The monthly life annuity payable from the Allstate Retirement Plan starting at the Participant’s Normal Retirement Date under the Allstate Retirement

Plan. (This is the accrued Allstate benefit on April 1, 1995, as communicated by Allstate.)

(2)	The monthly life annuity will be reduced by one half of one (.5) percent per month (six (6) percent per year) for each month the Participant’s retirement precedes his or her Base Age under the Allstate Retirement Plan.

(3)	The monthly life annuity will be paid starting on the first day of the month following retirement under the Plan until the earlier of the Participant’s death or the date on which the Participant becomes eligible to receive his or her benefit from the Allstate Retirement Plan. Alternatively, the Participant may elect to have, in the event of his or her death, the monthly life annuity continue to his or her surviving Spouse but not beyond the date when the Participant would have become eligible to receive his or her benefit from the Allstate Retirement Plan. If the Participant elects to have the full benefit continue to his or her Spouse, then the benefit in (2) will be further reduced two (2) percent. If the Participant elects to have half of the benefit continue to his or her Spouse, then the benefit in (2) will be further reduced one (1) percent.

5.02	Postponed Retirement Benefit. A participant who retires on the Postponed Retirement Date shall receive a Postponed Retirement Benefit that, subject to the provisions of the optional retirement benefit and the Joint & Survivor Annuity, shall consist of a monthly payment on the first day of each calendar month commencing with the Participant’s Postponed Benefit Date, and ending with the last such payment before the Participant’s death, equal to the greater of (a) and (b) below:

(a)	the Participant’s Normal Retirement Benefit, but with Benefit Accrual Service, Compensation, and Final Average Compensation determined as of the Participant’s Postponed Retirement Date, and

(b)	if no suspension of benefit notice has been issued under Article 4.02, the Participant’s Normal Retirement Benefit with Benefit Accrual Service, Compensation, and Final Average Compensation determined as of the Participant’s Normal Retirement Date with an actuarial increase from Normal Retirement Date to Postponed Retirement Date made using assumptions under Code Section 417(e)(3) to comply with Code section 411(b)(1)(H).

5.03	Early Retirement Benefit. A Participant who retires from employment with the Employer and Affiliated Employers prior to the Participant’s Normal Retirement Date, but on or after attaining age fifty-five (55), and who has completed at such time ten (10) Years of Vesting Service, shall be entitled to an Early Retirement Benefit of an annual annuity for life, payable monthly, commencing at the date that would have been the Participant’s Normal Retirement Date. At the election of the Participant, the Participant may receive the Participant’s Early Retirement Benefit as an annuity commencing at the Participant’s Early Retirement Date, or at any date thereafter, in a reduced amount calculated by multiplying the Normal Retirement Benefit (based upon the Participant’s years of credit Service and Final Average Compensation as of the Participant’s Early Retirement Date) calculated under Section 5.01 by the appropriate factor as defined below and using linear interpolation for partial years as necessary.

The Base Benefit as described in Section 5.01 will be reduced by four and eight tenths of one (4.8) percent for each year before the Base Retirement Age as defined in the following table:

Year of Birth	Base Retirement Age
Before 1942	Age 60
1942 – 1944	Age 61
1945 – 1947	Age 62
1948 – 1950	Age 63
1951 – 1953	Age 64
After 1953	Age 65

The Additional Benefit as described in Section 5.01 will be reduced by eight (8) percent for each year of early retirement from age sixty-two (62) to age sixty-five (65) and by four (4) percent for each year of early retirement from age fifty-five (55) to age sixty-two (62).

Notwithstanding the foregoing, Participants electing early retirement prior to December 31, 1999, and prior to their sixtieth (60th) birthday will be eligible for the “Beefed Up” provision. Under this provision, a Participant is eligible for a “Beefed Up” benefit if the Participant’s date of retirement is one (1) or more calendar years earlier than the earlier of (a) the Participant’s sixtieth (60th) birthday, or (b) December 31, 1999. Under the provision, the Participant’s Final Average Compensation will be the greater of that which is calculated under Section 1.31 or that which would be calculated under Section 1.31 if the Participant continued to work until the earlier of the Participant’s sixtieth (60th) birthday or December 31, 1999, and earned in each future year the same as that which the Participant earned in his or her final full year of employment.

Notwithstanding any contrary Plan provision, in the case of a Participant who elects early retirement on or after January 1, 2002, his or her Early Retirement Benefit will be determined as follows: he or she will receive the greater of:

(a)	the sum of:

(1)	the Base Benefit (accrued as of January 1, 2002) reduced by four and eight tenths of one (4.8) percent for each year before the Base Retirement Age as defined in the table above (the “Base Benefit Reduction Factor”),

(2)	the Additional Benefit (accrued as of January 1, 2002) reduced by eight (8) percent for each year of early retirement from age sixty-two (62) to age sixty-five (65) and by four (4) percent for each year of early retirement from age fifty-five (55) to age sixty-two (62) (the “Additional Benefit Reduction Factor”), and

(3)	the Allstate Benefit (accrued as of January 1, 2002) reduced by the Base Benefit Reduction Factor, or

(b)	the sum of:

(1)	the Base Benefit reduced by the Base Benefit Reduction Factor,

(2)	the Additional Benefit reduced by the Additional Benefit Reduction Factor, and

(3)	the Allstate Benefit reduced by a blended factor equal to the benefit weighted average of the Base Benefit and Additional Benefit Reduction Factors (the “Blended Factor”).

Notwithstanding the foregoing, (x) in the case of a Participant who has a PIN and who elects early retirement on or after July 30, 2002, his or her Early Retirement Benefit will not be less than the sum of (i) the Minimum Base Benefit reduced by the Base Benefit Reduction Factor, (ii) the Minimum Additional Benefit reduced by the Additional Benefit Reduction Factor, and (iii) the Minimum Allstate Benefit (if any) reduced by the Blended Factor, and (y) in the case of a Participant whose Minimum Benefit pursuant to Section 5.01(a)(4) is $1,200 and who elects early retirement on or after July 30, 2002, his or her Early Retirement Benefit will not be less than $1,200 reduced by the Base Benefit Reduction Factor.

5.04	Accrued Benefit — Participant Who Has Attained Retirement Age. The Participant’s Accrued Benefit under this Article 5 for a Participant who has attained Retirement Age shall be the Early, Normal, or Postponed Retirement Benefit to which the Participant would be entitled if he were to retire at such time, payable as an annuity for life commencing at Normal Retirement Age or, if the Participant has attained his or her Normal Retirement Age, as of the first of the calendar month coincident with or next following the date of calculation.

5.05	Accrued Benefit — Participant Who has Not Attained Normal Retirement Age. The Participant’s Accrued Benefit under this Article 5 for a Participant who has not attained Normal Retirement Age shall be:

(a)	Deferred Vested Benefit. A Participant who has incurred a Break in Service shall be entitled to an annual pension benefit, payable as a straight life annuity commencing at Normal Retirement Date equal to the Participant’s Accrued Benefit on his or her Termination Date, provided that the Participant is vested under the provisions of Article 8, unless such Participant has been cashed-out pursuant to Section 10.02.

(b)	Deferred Vested Benefit — Early Commencement. A Participant entitled to a Deferred Vested Benefit who has satisfied the Service requirement for entitlement to an Early Retirement Benefit and who subsequently satisfies the age requirements for entitlement to an Early Retirement Benefit shall be entitled to elect to receive his or her Deferred Vested Benefit at a date prior to the date on which it otherwise would be payable, in an Actuarial Equivalent amount calculated in accordance with the factors defined below and using linear interpolation for partial years as necessary:

The Base Benefit and Additional Benefit as described in Section 5.01 will be reduced by eight (8) percent for each year the benefit commences prior to age sixty-five (65) but after age sixty (60), and an additional four (4) percent for each year the benefit commences prior to age sixty (60).

5.06	Adjustment for Suspension of Benefits. The otherwise payable Early, Normal, or Postponed Retirement Benefit of any Participant who had previously become entitled to an Early, Normal, or Postponed Retirement Benefit, but whose benefit payments were suspended pursuant to the provisions of Article 4, shall be reduced by the Actuarial Equivalent of any payments previously made to him.

5.07	Freeze of Article 5 Benefit Accrual. Beginning on and after September 1, 2007, any individual who is an Active Participant on September 1, 2007, shall be eligible to accrue benefits under this Article 5 until December 31, 2010, subject to meeting the requirements of this Plan for any such benefit accruals. Any individual who is not an Active Participant on September 1, 2007, shall not be eligible to accrue benefits under this Article 5. Any individual who terminates his or her employment on and after September 1, 2007 shall no longer be eligible to accrue any benefits upon rehire under this Article 5 as of his or her Termination Date. After December 31, 2010, there shall be no accrual of benefits under this Article 5 under any circumstances by anyone, including any Active Participant, any Employee of the Employer or any Affiliated Employer, or any other person.

ARTICLE 6

CASH BALANCE AMOUNT OF RETIREMENT BENEFIT

6.01	Cash Balance Accounts. Beginning on September 1, 2007, an Account shall be established and maintained in the name of each Active Participant eligible for an Annual Allocation under Section 6.02, Interest Credits under Section 6.03 and in the case of a Participant who has a PIN, an additional annual addition (if any) as set forth next to such Participant’s PIN in Appendix B to the Plan. Upon the Retirement Date of the Participant and the selection of a form of benefit by the Participant, the Participant’s Account shall be converted into such benefit form based on the Actuarial Equivalent form of payment defined in the Plan. Thereafter, the Participant’s Account shall be closed, and the sole benefit shall be in the form selected by the Participant.

6.02	Annual Allocation to Accounts. Annual Allocations shall be credited to the Account maintained for each Active Participant to the extent that the Participant is eligible to participate in the Plan under Section 3.01 and is no longer accruing benefits or entitled to accrue benefits under Article 5.

(a)	For a Participant who is an Active Participant on September 1, 2007, and who does not incur a Termination on or before December 31, 2010, such Participant shall be eligible to receive an Annual Allocation for Plan Years beginning after December 31, 2010.

(b)	For a Participant who is an Active Participant on September 1, 2007, and who does incur a Termination on or before December 31, 2010, but is subsequently rehired and becomes an Active Participant thereafter, such Active Participant shall be eligible to receive an Annual Allocation for Plan Years on or after his or her date of re-eligibility to participate in the Plan.

(c)	For a Participant who is not an Active Participant on September 1, 2007, such Active Participant shall be eligible to receive an Annual Allocation to the extent the Participant is eligible to participate in the Plan under Section 3.01.

6.03	Interest Credits. The Account of each Participant shall be credited with an Interest Credit annually, even though he or she may no longer be an Employee.

6.04	Normal Retirement Benefit. A Participant, upon reaching his or her Normal Retirement Age, shall be entitled to a distribution of the benefit accrued under this Article 6 commencing upon the Participant’s Normal Retirement Date, but only to the extent that this benefit is paid with his or her benefit accrued under Section 5.01, if any. If there is no Accrued Benefit payable to the Participant under Section 5.01, then the Normal Retirement Benefit under this Section 6 shall be an amount that is equal to the Actuarial Equivalent of (a) the balance of the Participant’s Account, or (b) solely in the case of a Participant who is described in Section 1.02(d), the greater of the balance of the Participant’s Account or $10,000.

6.05	Postponed Retirement Benefit. A Participant may elect to delay commencement of the benefit accrued under this Article 6 until his or her Postponed Retirement Date, but only to the extent that this benefit is paid with his or her benefit accrued under Section 5.02, if any. If there is no Accrued Benefit payable to the Participant under Section 5.02, then the Postponed Retirement Benefit under this Section 6 shall be payable on the first day of the calendar month commencing with the Participant’s Postponed Retirement Date equal to an amount that is the Actuarial Equivalent of (a) the balance of the Participant’s Account, or (b) solely in the case of a Participant who is described in Section 1.02(d), the greater of the balance of the Participant’s Account or $10,000.

6.06	Early Retirement Benefit. A Participant, upon reaching his or her Early Retirement Date, may elect to receive a distribution of the benefit accrued under this Article 6, but only to the extent that this benefit is paid with his or her benefit accrued under Section 5.03, if any. If there is no Accrued Benefit payable to the Participant under Section 5.03, then the Early Retirement Benefit under this Section 6 shall be paid at the election of the Participant, commencing at the Participant’s Early Retirement Date, or at any date thereafter, equal to the Actuarial Equivalent of (a) the balance of the Participant’s Account, or (b) solely in the case of a Participant who is described in Section 1.02(d), the greater of the balance of the Participant’s Account or $10,000.

6.07	Participant Who has Not Attained Normal Retirement Age. If a Participant has not attained Normal Retirement Age and who has incurred a Break in Service shall be entitled to a distribution of the benefit accrued under this Article 6, commencing at Normal Retirement Date equal to the Actuarial Equivalent of the balance of the Participant’s Account (“Cash Balance Vested Benefit”) on his or her Termination Date, provided that the Participant is vested under the provisions of Article 8, unless such Participant has been cashed-out pursuant to Section 10.02. Such Cash Balance Vested Benefit will only be paid with his or her Deferred Vested Benefit accrued under Section 5.05, if any. If there is no Accrued Benefit payable to the Participant under Section 5.05, then the Cash Balance Vested Benefit under this Section 6 shall be paid at the election of the Participant, commencing at Normal Retirement Date, equal to the Actuarial Equivalent of (a) the balance of the Participant’s Account, or (b) solely in the case of a Participant who is described in Section 1.02(d), the greater of the balance of the Participant’s Account or $10,000.

ARTICLE 7

REQUIRED BENEFIT LIMITATIONS

7.01	Code Section 415 Limits. This Article 7 shall be effective for Limitation Years ending after December 31, 2001 (except as otherwise provided below). The benefits otherwise payable to a Participant, or a Beneficiary under this Plan and, where relevant, the Accrued Benefit of a Participant, shall be limited to the extent required, and only to the extent required, by the provisions of Section 415 of the Code and rulings, notices and regulations issued thereunder. To the extent applicable, Section 415 of the Code and rulings, notices, and regulations issued thereunder are hereby incorporated by reference into this Plan. Any benefit increases resulting from the increase in the limitations of Section 415(b) of the Code will be provided to all Employees participating in the Plan who have one (1) Hour of Service on or after the first day of the first Limitation Year ending after December 31, 2001. In calculating these limits, the following rules shall apply:

(a)	Section 415 Limitation. A Participant’s annual benefit (a benefit payable annually in the form of a straight life annuity) from the Plan is limited to the lesser of:

(1)	$195,000, (for 2010, as adjusted by the Code), or

(2)	One hundred (100) percent of the Participant’s average Compensation for his or her high three (3) years.

(b)	Actuarial Equivalencies:

(1)	Adjustment to Section 415 Limitation Where Benefit Begins Before Age 62. For purposes of determining the actuarial equivalent of the limitation described in Section 415(b)(2)(C) of the Code (and, except as provided in sub-paragraph (a)(2) of this Section, for purposes of determining the actuarial equivalent of the benefit as described in Section 415(b)(2)(B) of the Code), the mortality assumption used shall be the applicable mortality table based on the Internal Revenue Service Commissioner’s prevailing standard table (described in Section 807(d)(5)(A) of the Code used to determine reserves for group annuity contracts issued on the date the adjustment is being made (without regard to any other sub-paragraph of Section 807(d)(5) of the Code) and the interest rate assumption used shall be not less than the greater of five (5) percent or the interest rate specified in the Plan’s definition of Actuarial Equivalent.

(2)

Adjustment For Certain Other Form of Benefit. For purposes of determining the actuarial equivalent of the benefit described in Section 415(b)(2)(B) of the Code for any form of benefit subject to Section 417(e)(3) of the Code, the mortality assumption used shall be the applicable mortality table based on the Internal Revenue Service Commissioner’s prevailing standard table (described in Section 807(d)(5)(A) of the Code used to determine reserves for group annuity contracts issued on the date the adjustment is being made (without regard to any other sub-paragraph of Section 807(d)(5) of the Code) and the interest rate assumption used shall be not less than the greatest of five and one-half (5.5) percent, the rate that provides a benefit of not more than one hundred and five (105) percent of the benefit that would be provided if the Applicable Interest Rate were the interest rate of assumption, or the interest rate specified in the Plan’s definition of Actuarial Equivalent.

(3)	Adjustment to Section 415 Limitation Where Benefit Begins After Age 65. For purposes of determining the actuarial equivalent of the limitation described in Section 415(b)(2)(D) of the Code, the mortality assumption used shall be the applicable mortality table based on the Internal Revenue Service Commissioner’s prevailing standard table (described in Section 807(d)(5)(A) of the Code used to determine reserves for group annuity contracts issued on the date the adjustment is being made (without regard to any other sub-paragraph of Section 807(d)(5) of the Code and the interest rate assumption used shall be not greater than the lesser of five (5) percent or the interest rate specified in the Plan’s definition of Actuarial Equivalent.

(c)	Cost-of-Living Adjustments — If the applicable Section 415 limits described in 7.01(a) are increased by Section 415(d) of the Code after a benefit is in pay status by virtue of an adjustment to those limits reflecting a change in the cost-of-living index, benefit payments to a Participant or his or her Beneficiary shall be increased to the maximum extent permitted under the revised limits. However, no adjustment shall be taken into account before the year for which such adjustment takes effect. This increase shall occur only to the extent it would not cause the benefit to exceed the benefit to which the Participant or Beneficiary would have been entitled in the absence of the Section 415 limits.

(d)	Surviving Spouse Payments — If, upon the death of a Participant whose benefits were limited under this Section 7.01, the Participant’s surviving Spouse shall be entitled to a benefit payment smaller than that which was payable while the Participant was alive, the benefit payments to the spouse shall equal the lesser of (1) and (2) below, where:

(1)	is the benefit payment that would be payable to the surviving Spouse if benefits under this Plan had not been limited by this Section 7.01, and

(2)	is the benefit payment that would be payable to the surviving Spouse if the benefit provided under this plan had been a Joint & Survivor Annuity with survivor benefits equal to fifty (50) percent of the amount payable while the Participant was alive, in an amount equal to the maximum limitations provided under this Section 7.01.

(e)

Reduction for Participation in Defined Benefit Plans — If the Participant is entitled to a benefit under any defined benefit plan that is, or ever has been, maintained by the Employer or an Affiliated Employer, the limits under this Section 7.01 shall be applied to the combined benefits payable and the benefit payable hereunder shall be reduced to the extent necessary to make the combined benefits meet the limits under this Section 7.01.

(f)	Average Compensation — To calculate average Compensation for an Employee’s high three (3) years of service, compensation shall be the Employee’s Compensation as defined in Section 1.18, except as modified to comply with Section 415(c)(3) of the Code and the regulations promulgated thereunder, and the three (3) years’ average shall be calculated using consecutive calendar years during which the Participant had the greatest aggregate Compensation from the Employer. To clarify, the three (3) consecutive Limitation Years which produce the highest average are not limited to years in which the Participant was a Participant in the Plan, but shall include all years in which the Participant was employed by an Employer. In addition, to calculate Average Compensation for an Employee’s high three (3) years of service, for an Employee who incurs a Termination and then is rehired, the calculation shall comply with Section 1.415(d)-1(a)(2)(iii) of the final Section 415 regulations. After January 1, 2008, the average Compensation shall be limited by the Compensation Limit in effect for the particular Compensation period, pursuant to the final Section 415 regulations effective for Limitation Years beginning on or after July 1, 2007.

(g)	This Plan is considered to satisfy the limitation of Section 415(b) for a Participant with respect to benefits accrued or payable under the Plan as of the last Limitation Year beginning before July 1, 2007. The preceding sentence applies only if the provisions of such defined benefit plans that were both adopted and in effect before April 5, 2007 satisfied the applicable requirements of statutory provisions, Regulations, and other published guidance relating to Section 415 of the Code in effect as of the end of the last Limitation Year beginning before July 1, 2007, as described in Section 1.415(a)-1(g)(4) of the final Section 415 regulations.

7.02	Special Limitation for 25 Highest-Paid Employees. The provisions of this Section 7.02 shall apply to the 25 highest-paid Highly Compensated Employees or Highly Compensated Former Employees for a Plan Year. Subject to Section 7.03, if a benefit becomes or is payable for a Plan Year to such an Employee, it cannot exceed an amount equal to the payments that would be made during the Plan Year on behalf of the Employee under a straight life annuity that is the Actuarial Equivalent of the Accrued Benefit, any other benefits under the Plan (other than a social security supplement), and a social security supplement, if any, that the Employee is entitled to receive.

7.03	Exceptions to Special Limitation. The provisions of Section 7.02 shall not apply if any one of the following requirements is satisfied:

(a)	immediately after payment of the benefit described in Section 7.02, the value of the plan assets equals or exceeds one hundred and ten (110) percent of the value of current liabilities, as defined in Section 412(l)(7) of the Code and Treasury Regulation 1.401(a)(4)-5(b);

(b)	the value of the benefits that would be payable to or on behalf of the Restricted Employee are less than one (1) percent of the value of current liabilities before distribution; or

(c)	the value of the benefits payable or on behalf of the Restricted Employee do not exceed the amount described in Section 411(a)(11)(A) of the Code (for 2007 $5,000).

7.04	Distributions Allowed if Security Furnished. A benefit that is otherwise restricted pursuant to Section 7.02 may be nevertheless distributed, pursuant to Internal Revenue Service Revenue Ruling 92-76, if, in the event of a termination of the Plan, the Employee is obligated to repay the Plan any amount necessary for the distribution of assets to satisfy the requirements of Section 401(a)(4) and Treasury Regulation 1.401-4(c) of the Code. The amount the Employee shall be obligated to repay as of any measurement date shall not exceed the excess of the distributions the Employee has actually received over the amount that the Employee would have received had distributions commenced in a manner that would have not violated the provisions of Section 7.02 (the “Restricted Amount”), with both amounts increased by a reasonable rate of interest from the date payment was (or would have been) made to the measurement date. The Employee’s obligation to repay must be secured by either: (a) an escrow account with an initial value at the date of distribution of at least one hundred and twenty-five (125) percent of the Restricted Amount, and at all times thereafter a value of at least one hundred and ten (110) percent of the Restricted Amount, (b) a bond furnished by an insurance company, bonding company or other surety approved by the U.S. Treasury Department as an acceptable surety for federal bonds, of at least one hundred (100) percent of the Restricted Amount, or (c) a letter of credit in an amount equal to at least one hundred (100) percent of the Restricted Amount.

7.05	Plan Termination Limit. In the event of Plan termination, the benefit of any Restricted Employee shall be limited to a benefit that is nondiscriminatory under Code Section 401(a)(4).

7.06	Highly Compensated Employee or Former Employee. The term “Highly Compensated Employee” shall mean an Employee who performs service during the Determination Year and is described in one or more of the following groups in accordance with IRS regulations:

(a)	was a five (5) percent owner at any time during the Determination Year or the Look-Back Year; or

(b)	for the Look-Back Year had Compensation from the Employer in excess of $110,000 (which shall be adjusted in the same manner as Code Section 415(d)) and was in the Top-Paid Group of Employees for such Look-Back Year.

The term “Highly Compensated Former Employee” shall mean a former Employee who has a separation year prior to the Determination Year and was a Highly Compensated active Employee for either: (1) such Employee’s Separation Year or (2) any Determination Year ending on or after the Employee’s 55th birthday.

A “Separation Year” is the Determination Year in which the Employee separates from Service. Notwithstanding anything to the contrary in this Plan, Sections 414(b), (c), (m), (n),

and (o) of the Code are applied prior to determining whether an Employee is a Highly Compensated Employee.

7.07	Definitions. For purposes of this Section and Section 7.06,

(a)	“Compensation” shall be defined in Section 414(q)(4), which refers to meaning given such term under Code Section 415(c)(3).

(b)	A “Determination Year” shall mean the Plan Year for which the determination of who is Highly Compensated is being made.

(c)	A “five (5) percent owner” shall be determined within the meaning of Section 414(q)(2) of the Code.

(d)	A “Look-Back Year” shall mean the twelve (12)-month period preceding the Determination Year.

(e)

The “Top-Paid Group” shall mean the top twenty (20) percent of all Employees when ranked on the basis of Compensation paid to such Employees during the year under consideration, excluding Employees who have not competed six (6) month of service, Employees who normally work less than 17 1/2 hours per week, Employees who normally work during not more than six (6) months during any year, Employees who have not attained age twenty-one (21), and Employees covered by an agreement which the Labor Secretary finds to be a collective bargaining agreements between Employee representatives and the Employer.

(f)	The Employer shall have the right to elect to determine Highly Compensated Employees by reference to calendar-year Compensation, in accordance with IRS regulations. If the Employer so elects, the Employer must make such election with respect to all qualified plans it or any Affiliated Employer maintains.

7.08	Code Section 436 Limitations on Benefits and Benefit Accruals.

In the event that the Plan’s adjusted funding target attainment percentage, as defined in Section 436(j)(2) of the Code, is reduced below the applicable percentage as set forth in Section 436 of the Code, the Plan shall apply the limitations as set forth in Section 436 of the Code.

ARTICLE 8

VESTING

8.01	General Rule. A Participant who incurs a Break in Service at a time when he or she is not entitled to an Early, Normal or Postponed Retirement Benefit under the provisions of Article 5 and Article 6 shall not be entitled to benefits under this Plan, except as provided under the provisions of this Article.

8.02	Vesting at Normal Retirement Age. A Participant who has attained Normal Retirement Age shall be fully vested in his or her Accrued Benefit.

8.03	Vesting Before Normal Retirement Age. A Participant who incurs a Termination at a time when he or she is not entitled to an Early, Normal or Postponed Retirement Benefit under the provision of Article 5, shall be entitled to a Deferred Vested Benefit, payable as provided under Article 5, provided the Participant has attained five (5) Years of Vesting Service at the time of such Termination.

A Participant who incurs a Termination at a time when he or she is not entitled to an Early, Normal or Postponed Retirement Benefit under the provision of Article 6, shall be entitled to the Cash Balance Vested Benefit in the Participant’s Account, payable as provided under Article 6, provided the Participant has attained three (3) Years of Vesting Service at the time of such Termination.

For each Participant who both (a) became an Eligible Employee after April 1, 1995, and (b) prior to April 1, 1995, was employed by the Plan Sponsor for at least twelve (12) months, his or her Period of Service for such employment also shall be counted for purposes of determining his or her Years of Vesting Service.

8.04	Vesting Upon Plan Termination. In the event of termination or partial termination of this Plan, each affected Participant shall be one hundred (100) percent vested in his or her Accrued Benefit, but only to the extent the Plan is funded on a termination basis. The foregoing sentence shall not apply to a former Participant who has been cashed-out (including those deemed cashed-out under Section 8.05(c)) or who has incurred five (5) consecutive One-Year Breaks in Service after his or her Termination Date. Such a former Participant shall not be entitled to any additional vested benefit upon termination or partial termination of this Plan.

8.05	Vesting Service Disregarded. The Years of Vesting Service of a terminated Participant who is reemployed shall be determined in accordance with the following rules.

(a)

Prior Service Disregarded. If a Participant incurs a One-Year Break in Service, and his or her vested percentage interest in his or her Accrued Benefit under the Plan was zero (0) percent when the One-Year Break in Service began, and the number of his or her consecutive One-Year Breaks in Service exceeds the greater of (1) the number of his or her Years of Vesting Service, or (2) five (5), then his or her Years of Vesting Service credited before the One-Year Break in Service shall be disregarded.

(b)	Prior Service Counted. The Years of Vesting Service credited before a Participant’s Termination Date shall be reinstated, effective as of his or her Reemployment Date, if a Participant does not incur a One-Year Break in Service, or incurs a One-Year Break in Service, and:

(1)	the Participant’s vested percentage interest in his or her Accrued Benefit under the Plan was greater than zero (0) percent when the One-Year Break in Service began, or

(2)	the number of the Participant’s consecutive One-Year Breaks in Service does not exceed the greater of (A) the number of his or her Years of Vesting Service, or (B) five (5).

(c)	Future Service Disregarded. In determining a Participant’s Accrued Benefit and Years of Vesting Service for purposes of the Plan, if the Participant incurs a Termination Date and the nonforfeitable percentage of his or her Accrued Benefit at that time is zero (0), he shall be deemed to have received a complete distribution of the nonforfeitable portion of his or her Accrued Benefit at the time of his or her Termination Date, and shall immediately forfeit his or her Accrued Benefit. However, such forfeited Accrued Benefit shall be restored if the Participant has a Reemployment Date within five (5) consecutive One-Year Breaks in Service following such Termination Date. The portion of a Participant’s Accrued Benefit and Years of Vesting Service previously disregarded by a prior application of this paragraph shall not be counted for the purpose of the preceding sentences.

8.06	Repayment of Cash-Out. If an Employee shall have received a full distribution of his or her nonforfeitable interest in this Plan following his Termination Date, he or she shall be entitled to repay the amount of that distribution to the Plan together with compound interest at the rate of five percent per annum for any period prior to the first day of the Plan Year beginning on or after January 1, 1988, and at the rate of one hundred and twenty (120) percent of the applicable federal midterm rate as in effect for the first month of the Plan Year for any Plan Year or portion of a Plan Year that commences on or after January 1, 1988. Any such repayment shall be made prior to the earlier of:

(a)	The fifth (5th) anniversary of the date on which the Employee was rehired by the Employer, or

(b)	The close of the first period of five (5) consecutive One-Year Breaks in Service following the Participant’s Termination Date.

A Participant who is deemed to have been cashed out under Section 8.05(c) because he was not entitled to a Deferred Vested Benefit on his or her Termination Date shall be deemed to have properly made a repayment upon again becoming a Participant. Such a deemed repayment will not restore Years of Vesting Service which would not be counted under the provisions of Section 8.05(c) (the Rule of Parity).

8.07	Vesting Service. A Participant shall be credited with a Year of Vesting Service as provided in Sections 1.73, 8.05 and 8.06, except that Vesting Service shall not include any Year of Service as defined in Section 2.04, completed prior to the date of establishment of this Plan or the Predecessor to this Plan other than a Participant’s service completed with Allstate prior to April 1, 1995, if the Participant was employed by Allstate on March 31, 1995 and by the Employer or an Affiliated Employer on April 1, 1995.

ARTICLE 9

QUALIFIED PRERETIREMENT SURVIVOR ANNUITY

9.01	Preretirement Spousal Death Benefit.

(a)	Except as provided in sub-paragraph (b) below, and absent a Qualified Election to the contrary by the Participant pursuant to sub-paragraph (c) below, in the event a Participant with a vested right to his or her Accrued Benefit under the Plan dies before his or her Benefit Commencement Date, a death benefit shall be provided to the Participant’s Spouse (“Preretirement Spousal Death Benefit”) as follows:

(1)

If the Participant at the date of death was eligible to retire and receive a benefit under the Plan at an Early, Normal or Postponed Retirement Date, then the Participant’s surviving Spouse shall automatically receive a death benefit in an amount equal to one-half of the amount of the retirement benefit that would have been payable to the Spouse if the Participant had retired on the day preceding his or her death, receiving a benefit in the form of a Joint & Survivor Annuity with a fifty (50) percent survivor annuity to the Spouse. The benefit payable under this Section 9.01(a)(1) shall commence to be paid to the Spouse, unless the Spouse elects otherwise, as of the first (1st) day of the month coinciding with or next following the Participant’s death and shall be paid up to the first day of the month in which such Spouse dies.

(2)	If the Participant at the date of death was not eligible to retire under the Plan and receive a benefit under the Plan at an Early, Normal, or Postponed Retirement Date, then the Participant’s surviving Spouse shall receive a death benefit in an amount equal to the amount that would have been payable to the Spouse under the normal form of payment under Section 10.01, assuming:

(A)	the Participant had separated from service on the earlier of his or her Termination Date or date of his or her death;

(B)	the Participant had survived to the earliest date he could have retired and received a benefit under the Plan pursuant to Article 5 and Article 6;

(C)	the Participant retired on such date with a benefit in the form of a Joint & Survivor Annuity with a fifty (50) percent survivor annuity to the Spouse, but calculated using only actual Benefit Accrual Service as of the Participant’s date of death (and if the Participant was only partially vested on his or her date of death, multiplied by the Participant’s vested percentage as determined under Section 8.03 on the date of death); and

(D)	the Participant died on the day after his or her Benefit Commencement Date.

The benefit payable under this Section 9.01(a)(2) shall commence to be paid to the Spouse, unless the Spouse elects otherwise, as of the first (1st) day of the month coinciding with or next following the Participant’s death and shall be paid up to the first day of the month in which such Spouse dies. The Spouse may not delay commencement of this benefit beyond the Participant’s Normal Retirement Date.

(b)	One-Year Rule. Notwithstanding the forgoing, the Preretirement Spousal Death Benefit described in Section 9.01(a) shall be payable after the death of the Participant only if the Spouse had been married to the Participant throughout the one (1)-year period ending on the date of the Participant’s death.

(c)	Qualified Optional Survivor Annuity. Generally, effective for Plan Years beginning after December 31, 2007, a Participant may elect to waive his or her Preretirement Spousal Death Benefit and choose a qualified optional survivor annuity, which is: (1) for the life of the Participant with a survivor annuity for the life of his or her Spouse which is equal to seventy-five (75) percent of the amount of the annuity which is payable during the joint lives of the Participant and the Spouse; and (2) the Actuarial Equivalent of a single annuity for the life of the Participant.

(d)	Cash Lump Sum Option. Notwithstanding the foregoing, a Participant may elect at any time that in the event he or she dies before his or her Benefit Commencement Date, a cash lump sum equal to the Actuarial Equivalent of the Participant’s Accrued Benefit will be paid to his or her Beneficiary pursuant to a Qualified Election. In the event a Participant elects the cash lump sum benefit provided in this sub-paragraph before he or she reaches age thirty-five (35), the Participant must again make a Qualified Election after reaching such age to maintain such benefits. Any prior election will be invalid after reaching age thirty-five (35), regardless of whether or not a subsequent Qualified Election is made by the Participant. Alternatively, the Spouse or Beneficiary may elect to receive a cash lump sum equal to the Actuarial Equivalent of the Participant’s Accrued Benefit in lieu of a benefit described in Sections 9.01(a)(1), 9.01(a)(2) or 9.01(c) above.

ARTICLE 10

FORMS OF BENEFIT

10.01	Qualified Joint & Survivor Annuity. At the earliest time a Participant could become entitled to commence receiving payments of an Early, Normal or Postponed Retirement Benefit or of a Deferred Vested Benefit, other than an involuntary lump sum payment under the provisions of Section 10.02, benefits shall commence in the form of a Qualified Joint & Survivor Annuity (which, for a Participant who has no Spouse, includes a single life annuity) unless the Participant elects otherwise pursuant to a Qualified Election.

10.02	Involuntary Lump Sum Payment. If at any time a Participant has incurred a Termination, but has not begun to receive benefit payments, and is entitled to a benefit (whether Early, Normal, or Postponed) or to a Deferred Vested Benefit, or a Beneficiary is entitled to a death benefit hereunder, that has an Actuarial Equivalent value of $1,000 or less, the Actuarial Equivalent value shall be paid to such Participant or Beneficiary in a lump sum in lieu of, and in full satisfaction of, his benefit under this Plan. Neither the consent of the Beneficiary, the Participant nor of his or her Spouse shall be necessary to make such payment. Upon the making of such payment, neither the Beneficiary, the Participant nor his or her Spouse shall have any further benefit under this Plan. Participants deemed to have a zero accrued account benefit at Termination shall be deemed to have been cashed out under this Section 10.02.

10.03	Right to Elect. In lieu of the benefits provided by Section 10.01, the Participant shall have the right to elect, prior to his or her Benefit Commencement Date, an alternate form of benefit provided under the terms of this Article 10. If the Participant is married, any such election must be a Qualified Election, and processed as provided under Section 10.04 below. Any alternative form of benefit shall be the Actuarial Equivalent of the Participant’s Accrued Benefit.

10.04	Election of Forms.

(a)

The Committee shall furnish to each Participant a general written explanation in non-technical terms of the availability of the various optional forms of payment under the Plan within a reasonable period of time prior to the earliest date the Participant could retire under the Plan. A Participant has a right to receive, within thirty (30) days after filing a written request with the Committee, a written explanation of the terms and conditions of the Qualified Joint & Survivor Annuity, the Participant’s right to make and the effect of an election to waive the Qualified Joint & Survivor Annuity, the rights of the Participant’s Spouse (if any), the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint & Survivor Annuity, the right to elect, prior to his or her Benefit Commencement Date, an alternate form of benefit, and the financial effect upon the Participant, given in terms of dollars per annuity payment. Requests for additional information may be made by the Participant at any time before the ninetieth (90th) day prior to the Benefit Commencement Date.

(b)	An election to receive an optional form of benefit may be made at any time during the election period. The election period is a period of ninety (90) days prior to the Participant’s Benefit Commencement Date. Subject to sub-paragraph (c) below, a Participant may make an election not to receive the Qualified Joint & Survivor Annuity, revoke any previous election, and if the Participant so desires, make a new election, until the expiration of the election period, pursuant to a Qualified Election.

(c)	If a Participant is married, an election of a form of benefit other than the Qualified Joint & Survivor Annuity will require the written consent of the Spouse which shall be made within ninety (90) days of the date the Qualified Joint & Survivor Annuity would otherwise commence pursuant to a Qualified Election.

10.05	Benefit Commencement. Notwithstanding any provision of the Plan to the contrary, a Participant’s Benefit Commencement Date may be less than thirty (30) days after the written explanation described in Section 10.04 is furnished to the Participant, provided that:

(a)	the Participant has been provided with information that clearly indicates that the Participant has at least thirty (30) days to consider whether to waive the Qualified Joint & Survivor Annuity and elect (with Spousal consent, if applicable) a form of distribution other than a Qualified Joint & Survivor Annuity;

(b)	the Participant is permitted to revoke any affirmative distribution election at least until the Benefit Commencement Date or, if later, at any time prior to the expiration of the seven (7)-day period that begins the day after the explanation of the Qualified Joint & Survivor Annuity is provided to the Participant;

(c)	the Benefit Commencement Date is a date after the date that the written explanation was provided to the Participant, but may be a date before the date that an affirmative distribution election is made by the Participant; and

(d)	the distribution must not actually commence before the expiration of the foregoing seven (7)-day period.

10.06	Optional Forms of Retirement Benefit. The optional forms which a Participant may elect are any one of the following:

(a)	50 Percent or 100 Percent Joint & Survivor Annuitant Option. An Actuarial Equivalent monthly benefit payable to the Participant for life, and after his or her death in the amount of fifty (50) percent or one hundred (100) percent of such amount (as specified by the Participant prior to commencement of benefits) to the Joint Annuitant for life. Should the Joint Annuitant die prior to the Participant’s Benefit Commencement Date, any election of this option shall be automatically canceled. If the Participant should die prior to the Benefit Commencement Date, no payments shall be made under this option to the Joint Annuitant, but if the Joint Annuitant is the Spouse of the Participant, such Spouse will be entitled to the death benefit provided under Article 9.

For Accrued Benefits provided under Article 5, the factor to convert the life annuity to the fifty (50) percent Joint & Survivor Annuitant Option above is ninety-four (94) percent plus three tenths of one (0.3) percent for each full year that the Joint Annuitant is more than five (5) years older than the Participant not to exceed ninety-nine (99) percent or minus three tenths of one (0.3) percent for each full year that the Joint Annuitant is more than five years younger than the Participant. The factor to convert the life annuity to the one hundred (100) percent Joint & Survivor Annuitant Option above is 89) percent plus one-half of one (0.5) percent for each full year that the Joint Annuitant is more than five (5) years older than the Participant not to exceed ninety-nine (99) percent or minus one-half of one (0.5) percent for each full year that the Joint Annuitant is more than five (5) years younger than the Participant.

For Accrued Benefits provided under Article 6, the factor to convert the life annuity to any Joint and Survivor Annuitant Option shall be made in conformance with Code Section 417(e) and any successor provisions thereto.

(b)	75 Percent Joint & Survivor Annuitant Option. Generally, effective for Plan Years beginning after December 31, 2007, a Participant may elect to waive his or her Qualified Joint & Survivor Annuity and choose a qualified optional survivor annuity, defined as an annuity, which is: (1) for the life of the Participant with a survivor annuity for the life of his or her Spouse which is equal to seventy-five (75) percent of the amount of the annuity which is payable during the joint lives of the Participant and the Spouse; and (2) the Actuarial Equivalent of a single annuity for the life of the Participant.

The factor to convert the life annuity to the seventy-five (75) percent Joint & Survivor Annuitant Option above will be an Actuarial Equivalent factor as provided in section 1.03 in effect on the annuity start date.

(c)	Ten-Year Certain and Life Income Option. An Actuarial Equivalent monthly benefit that provides payments to the Participant for his or her lifetime with a guaranteed minimum period of at least ten (10). In the event of the death of the Participant after the Benefit Commencement Date, but prior to the Participant’s receiving for the whole Ten-Year Certain period, the remaining payments for the minimum term of years will be paid to the Participant’s Beneficiary. In the event of the death of the Participant prior to the Participant’s Benefit Commencement Date, the election of this option shall be void and of no effect.

The factor to convert the life annuity to the above option will be ninety-five (95) percent at age sixty-five (65) plus four tenths of one (0.4) percent for each full year that the benefit commencement date precedes age sixty-five (65) or minus seven tenths of one (0.7) percent for each full year that the benefit commencement date is postponed past age sixty-five (65).

(d)

Straight Life Annuity Option. A Participant who has a Spouse may elect to have the Participant’s Accrued Benefit payable in equal, unreduced monthly payments during the Participant’s lifetime, with no further payments to any other person after the Participant’s death. If this option is elected, the retirement benefit payable to the

Participant shall be the amount of retirement benefit determined under the applicable Section(s) of Article 5 and Article 6.

(e)	Lump Sum Payment Option. A Participant may elect to receive a cash lump sum equal to the Actuarial Equivalent of the Participant’s vested Accrued Benefit payable to the Participant, his or her Spouse, or his or her Beneficiary pursuant to a Qualified Election.

10.07	Beneficiary. A Participant may name a Joint Annuitant who is an individual for a Joint & Survivor Annuity option. For a Ten-Year Certain and Life Income Option, the Participant may elect, in writing, an individual or individuals, or any entity or entities, including corporations, partnerships or trusts, provided that such individuals and entities are ascertainable, and the shares of each are clearly set forth.

10.08	Eligible Rollover Distributions.

(a)	The following provisions of this Section 10.08 shall apply to distributions made after December 31, 2001.

(b)	Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

(c)	Notwithstanding the above, effective for distributions after December 31, 2006, a nonspouse beneficiary may elect to have all or a specified portion of an Eligible Rollover Distribution paid directly to an individual retirement account or individual retirement annuity established for the purpose of receiving such distribution as an inherited individual retirement account or annuity, in accordance with the Pension Protection Act of 2006 and applicable rules and regulations.

(d)	Definitions.

(1)	Eligible rollover distribution — An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities).

(2)	Eligible retirement plan — An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified trust described in Section 401(a) of the Code, that accepts the Distributee’s eligible rollover distribution, an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The foregoing definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order as defined in Section 414(p) of the Code. Notwithstanding anything in this Section 10.08 to the contrary, an eligible retirement plan will also include a Roth individual retirement account described in Section 408A of the Code, subject to the rules applicable to the Participant relating to transfers or contributions to a Roth individual retirement account.

(3)	Distributee — A distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.

(4)	Direct rollover — A direct rollover is a payment by the Plan to the eligible retirement plan specified by the Distributee.

10.09	Minimum Distribution Requirements.

(a)	General Rules.

(1)	Effective Date. The provisions of this Section 10.09 will apply for purposes of determining required minimum distributions for calendar years beginning with the 2004 calendar year.

(2)	Precedence. The requirements of this Section 10.09 will take precedence over any inconsistent provisions of the Plan.

(3)	Requirements of Treasury Regulations Incorporated. All distributions required under this Section 10.09 will be determined and made in accordance with sections 1.401(a)(9)-1 through 1.401(a)(9)-9 of the Treasury Regulations under section 401(a)(9) of the Code.

(4)

TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Section 10.09, other than subsection 10.09(a)(3) above, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA.

(b)	Time and Manner of Distribution.

(1)	Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date, as defined in the Income Tax Regulations under Section 401(a)(9) of the Code.

(2)	Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(A)

If the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary as defined in subsection (f) below, then distributions to the surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(B)	If the Participant’s surviving Spouse is not the Participant’s sole Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, then distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(C)	If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D)	If the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, this subsection 10.09(b)(2), other than subsection 10.09(b)(2)(A), will apply as if the surviving Spouse were the Participant.

For purposes of this Section 10.09(b)(2) and Section 10.09(e), distributions are considered to begin on the Participant’s Required Beginning Date (or, if Section 10.09(b)(2)(D) applies, the date distributions are required to begin to the surviving spouse under Section 10.09(b)(2)(A)). If annuity payments irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under Section 10.09(b)(2)(A), the date distributions are considered to begin is the date distributions actually commence.

Any amount payable to the surviving child of the Participant in accordance with the requirements of Q&A-15 of section 1.401(a)(9)-6 of the Treasury Regulations shall be treated for purposes of this Section 10.09 as if it had been paid to such Participant’s surviving Spouse to the extent such amount that is payable to the child will become payable to the Participant’s surviving Spouse upon such child’s reaching the age of majority (or upon the occurrence of such other event specified in Q&A-15 of section 1.401(a)(9)-6 of the Treasury Regulations or otherwise specified in IRS guidance under section 401(a)(9) of the Code).

(3)	Form of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with subsections 10.09(c), (d), and (e) hereof. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury Regulations. Any part of the Participant’s interest which is in the form of an individual account described in section 414(k) of the Code will be distributed in a manner satisfying the requirements of section 401(a)(9) of the Code and the Treasury Regulations that apply to individual accounts.

(4)	Change in Annuity Payment Period. Once payments have commenced over a period, the period may only be changed in accordance with Q&A-13 of section 1.401(a)(9)-6 of the Treasury Regulations under the following circumstances, or as may be expressly permitted in other IRS guidance under section 401(a)(9) of the Code, if permitted under applicable provisions of the Plan:

(A)	at the time the Participant retires or in connection with the termination of the Plan;

(B)	where distribution prior to the change is being made in the form of a period-certain-only annuity without life contingencies; or

(C)	where the annuity payments after the change are paid under a Qualified Joint and Survivor Annuity over the joint lives of the Participant and a Designated Beneficiary, the Participant’s Spouse is the sole Designated Beneficiary, and the change occurs in connection with the Participant’s becoming married to such Spouse.

In order to modify a stream of annuity payments in accordance with subsections 10.09(b)(iv)(A), (B), or (C) above, the conditions under Q&A-13(c) of section 1.401(a)(9)-6 of the Treasury Regulations must be satisfied.

(c)	Determination of Amount to be Distributed Each Year.

(1)	General Annuity Requirements. If the Participant’s interest is paid in the form of annuity distributions under the Plan, payments under the annuity will satisfy the following requirements:

(A)	the annuity distributions will be paid in periodic payments made at intervals not longer than one year;

(B)	the distribution period will be over a life (or lives) or over a period certain not longer than the period described in subsections 10.09(d) or (e) below;

(C)	once payments have begun over a period certain, the period certain will not be changed even if the period certain is shorter than the maximum permitted; and

(D)	payments will either be nonincreasing or increase only as follows:

(i)	by an annual percentage increase that does not exceed the annual percentage increase in an eligible cost-of-living index, as defined in Q&A-14(b) of section 1.401(a)(9)-6 of the Treasury Regulations, for a 12-month period ending in the year during which the increase occurs or the prior year;

(ii)	by a percentage increase that occurs at specified times, such as at specified ages, and does not exceed the cumulative total of annual percentage increases in an eligible cost-of-living index as defined in clause (1) above since the annuity starting date or, if later, the date of the most recent percentage increase, provided that in cases providing such a cumulative increase an actuarial increase may not be provided to reflect the fact that increases were not provided in the interim years;

(iii)	to the extent of the reduction in the amount of the Participant’s payments to provide for a survivor benefit upon death, but only if the Designated Beneficiary whose life was being used to determine the distribution period described in subsection 10.09(d) dies or is no longer the Participant’s Designated Beneficiary pursuant to a qualified domestic relations order within the meaning of section 414(p) of the Code;

(iv)	to pay increased benefits that result from a Plan amendment;

(v)	to allow a Designated Beneficiary to convert the survivor portion of a joint and survivor annuity into a single-sum distribution upon the employee’s death; or

(vi)	to the extent increases are permitted in accordance with paragraph (c) or (d) of Q&A-14 of section 1.401(a)(9)-6 of the Treasury Regulations.

(2)	Amount Required to be Distributed by Required Beginning Date. The amount that must be distributed on or before the Participant’s Required Beginning Date (or, if the Participant dies before distributions begin, the date distributions are required to begin under subsection 10.09(b)(2)(A) or (B)) is the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Payment intervals are the periods for which payments are received, e.g., bi-monthly, monthly, semi-annually, or annually. All of the Participant’s benefit accruals as of the last day of the first Distribution Calendar Year (as defined in subsection (f) below) will be included in the calculation of the amount of the annuity payments for payment intervals ending on or after the Participant’s Required Beginning Date.

(3)	Additional Accruals After First Distribution Calendar Year. Any additional benefits accruing to the Participant in a calendar year after the first Distribution Calendar Year will be distributed beginning with the first payment interval ending in the calendar year immediately following the calendar year in which such amount accrues.

(d)	Requirements for Annuity Distributions That Commence During Participant’s Lifetime.

(1)	Joint Life Annuities Where the Beneficiary Is Not the Participant’s Spouse. If the Participant’s interest is being distributed in the form of a joint and survivor annuity for the joint lives of the Participant and a nonspouse Beneficiary, annuity payments to be made on or after the Participant’s Required Beginning Date to the Designated Beneficiary after the Participant’s death shall not at any time exceed the applicable percentage of the annuity payment for such period that would have been payable to the Participant using the table set forth in Q&A-2 of section 1.401(a)(9)-6 of the Treasury Regulations. If the form of distribution combines a joint and survivor annuity for the joint lives of the Participant and a nonspouse Beneficiary and a period certain annuity, the requirement in the preceding sentence will apply to annuity payments to be made to the Designated Beneficiary after the expiration of the period certain.

(2)

Period Certain Annuities. Unless the Participant’s Spouse is the sole designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain for an annuity distribution commencing during the Participant’s lifetime shall not exceed the applicable distribution period for the Participant under the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury Regulations for the calendar year that contains the Annuity Starting Date. If the Annuity Starting Date precedes the year in which the Participant reaches age 70, the applicable distribution period for the Participant is the distribution period for age 70 under the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury Regulations plus the excess of 70 over the age of the Participant as of the

Participant’s birthday in the year that contains the Annuity Starting Date. If the Participant’s Spouse is the Participant’s sole Designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain may not exceed the longer of the Participant’s applicable distribution period, as determined under this subsection 10.09(d)(2), or the joint life and last survivor expectancy of the Participant and the Participant’s Spouse as determined under the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the calendar year that contains the Annuity Starting Date.

(e)	Requirements for Minimum Distributions Where Participant Dies Before Date Distributions Begin.

(1)	Participant Survived by Designated Beneficiary. If the Participant dies before the date distribution of his or her interest begins and there is a Designated Beneficiary, the Participant’s entire interest will be distributed, beginning no later than the time described in subsection 10.09(b)(2), over the life of the Designated Beneficiary or over a period certain not exceeding:

(A)	unless the Benefit Commencement Date is before the first distribution calendar year, the Life Expectancy (as defined in subsection (f) below) of the Designated Beneficiary determined using the Designated Beneficiary’s age as of the Designated Beneficiary’s birthday in the calendar year immediately following the calendar year of the Participant’s death; or

(B)	if the Benefit Commencement Date is before the first distribution calendar year, the Life Expectancy of the Designated Beneficiary determined using the Designated Beneficiary’s age as of the Designated Beneficiary’s birthday in the calendar year that contains the Benefit Commencement Date.

(2)	No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(3)	Death of Surviving Spouse Before Distributions to Surviving Spouse Begin. If the Participant dies before the date distribution of his or her interest begins, the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary, and the surviving Spouse dies before distributions to the surviving Spouse begin, this subsection 10.09(e) will apply as if the surviving Spouse were the Participant, except that the time by which distributions must begin will be determined without regard to subsection 10.09(b)(2)(A).

(f)	Definitions.

(1)	“Designated Beneficiary.” The individual who is designated as the Beneficiary under Section 1.11 of the Plan and is the designated beneficiary under section 401(a)(9) of the Code and section 1.401(a)(9)-4, Q&A-1, of the Treasury Regulations.

(2)	“Distribution Calendar Year.” A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin pursuant to subsection 10.09(b)(2).

(3)	“Life Expectancy.” Life Expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury Regulations.

(4)	“Required Beginning Date.” The date specified in the Treasury Regulations under Section 401(a)(9) of the Code.

ARTICLE 11

FUNDING

11.01	Funding Agreement. The Employer has entered into a funding arrangement with one or more Funding Agents providing for the administration of the Fund or Funds in which the assets of this Plan are held. The Employer may at any time or from time to time appoint one (1) or more investment managers, as defined under Section 3(38) of ERISA, each of which shall direct the Funding Agent in the investment or reinvestment of all or part of the Fund.

11.02	Non-Diversion of the Fund. To the extent required by law, the principal or income of any Fund shall be used solely for the exclusive benefit of Participants or Beneficiaries, or to meet the necessary expenses of the Plan, except that upon termination of the Plan, after all the liabilities under the Plan have been satisfied, any property remaining in a Fund after satisfaction of all liabilities under this Plan shall be considered the result of erroneous actuarial computation and shall be distributed by the Funding Agent to the Employer.

ARTICLE 12

PLAN ADMINISTRATION

12.01	Appointment of Committee. A Committee consisting of at least three (3) members of management shall be appointed by the Board to administer the Plan on behalf of the Board. Vacancies in the Committee shall be filled from time to time by appointment of a new Committee member by the Board. A member of the Committee shall hold office until he gives written notice of his or her resignation to the Board, until death, or until removal by the Board.

12.02	Powers and Duties. The Committee shall have full power and discretion to administer the Plan and to construe and apply all of its provisions on behalf of the Employer. The Committee is the Named Fiduciary within the meaning of Section 402(a) of ERISA for purposes of Plan administration.

(a)	The Committee’s powers and duties, unless properly delegated, shall include, but shall not be limited to:

(1)	Designating agents to carry out responsibilities relating to the Plan, other than fiduciary responsibilities.

(2)	Deciding questions relating to eligibility, continuity of employment, and amounts of benefits, including annually updating the respective Appendices A and B.

(3)	Deciding disputes that may arise with regard to the rights of Employees, Participants and their legal representatives, or Beneficiaries under the terms of the Plan. Decisions by the Committee will be deemed final in each case.

(4)	Obtaining information from the Employer with respect to its Employees as necessary to determine the rights and benefits of Participants under the Plan. The Committee may rely conclusively on such information furnished by the Employer.

(5)	Compiling and maintaining all records necessary for the Plan.

(6)	Authorizing the Funding Agent to make payment of all benefits as they become payable under the Plan.

(7)	Engaging such legal, administrative, consulting, actuarial, investment, accounting, and other professional services as the Committee deems proper.

(8)

Adopting rules and regulations for the administration of the Plan that are not inconsistent with the Plan’s terms. The Committee may, in a nondiscriminatory manner, waive the timing requirements of any notice or other requirements described in the Plan. Any such waiver will not obligate the Committee to waive any subsequent timing or other requirements for other Participants.

(9)	Interpreting and approving qualified domestic relations orders, as defined in Section 414(p) of the Code.

(10)	Making nonsubstantive amendments for the purpose of maintaining the qualified status of the Plan only.

(11)	Establishing a claims and appeal procedure satisfying the minimum standards of Section 503 of ERISA (the “Claims Procedure”) pursuant to which Participants or their Spouses, Beneficiaries or estates may claim Plan benefits and appeal denials of such claims.

(12)	Assigning PINs to those Participants who also are participants in the Company’s Supplemental Employee Retirement Plan.

(13)	Making amendments to Appendices A and B to the Plan from time to time to any extent that it may deem advisable, provided that any such amendments shall comply with the requirements of Section 401(a)(4) of the Code.

(14)	Performing other actions provided for in other parts of this Plan.

(b)	The Plan Sponsor shall have responsibility for, and shall be the Named Fiduciary for, the following purposes:

(1)	Selection of the funding media for the Plan, including the power to direct investments and to appoint an investment manager or managers pursuant to Section 402(c) of ERISA.

(2)	Allocating fiduciary responsibilities, other than trustee responsibilities as defined in Section 405(c) of ERISA, among fiduciaries, and designation of additional fiduciaries.

(3)	Selection of insurance contracts to provide benefits hereunder, or, if all assets are not held under insurance contracts, the Trustee.

(c)	The Trustee, if any, shall have responsibility for, and shall be the Named Fiduciary for the care and custody of, and, to the extent investment managers are not appointed by the Plan Sponsor, management of Plan assets held by such Trustee other than insurance contracts.

12.03	Actions by the Committee. A majority of the members composing the Committee at any time will constitute a quorum. The Committee may act at a meeting, or in writing without a meeting, by the vote or assent of a majority of its members. The Committee will appoint a Committee Chairperson and a Secretary. The Secretary will record all action taken by the Committee. The Committee will have authority to designate in writing one of its members or any other person as the person authorized to execute papers and perform other ministerial duties on behalf of the Committee.

12.04	Interested Committee Members. No member of the Committee will participate in an action of the Committee on a matter that applies solely to that member. Such matters will be determined by a majority of the remainder of the Committee.

12.05	Indemnification. The Employers indemnify and hold the members of the Committee, jointly and severally, harmless from the effects and consequences of their acts, omissions, and conduct in their official capacities, except to the extent that the effects and consequences result from their own willful misconduct, breach of good faith, or gross negligence in the performance of their duties. The foregoing right of indemnification will not be exclusive of other rights to which each such member may be entitled by any contract or other instrument or as a matter of law.

12.06	Conclusiveness of Action. Any action on matters within the discretion of the Committee will be conclusive, final, and binding upon all Participants in the Plan and upon all persons claiming any rights, including Beneficiaries.

12.07	Payment of Expenses. The members of the Committee will serve without compensation for their services. The compensation or fees of consultants, actuaries, accountants, counsel and other specialists and any other costs of administering the Plan or Fund, including any premiums due to the PBGC, will be paid by the Fund unless, at the discretion of the Employer, paid by the Employer.

ARTICLE 13

FUNDING POLICY AND CONTRIBUTIONS

13.01	Employer Contributions. The Employer intends to make contributions to fund this Plan at such times and in such amounts as the Actuary shall certify to the Employer as being no less than the amounts required to be contributed under Section 412 of the Code. Any actuarial gains arising under the Plan shall be used to reduce future Employer contributions to the Plan and shall not be applied to increase retirement benefits with respect to remaining Participants.

13.02	Participant Contributions. Participant contributions to the Fund are not permitted.

13.03	Contingent Nature of Contributions. Unless the Employer notifies the Committee and the Funding Agent in writing to the contrary, all contributions made to this Plan are conditioned upon their deductibility under Section 404 of the Code.

ARTICLE 14

AMENDMENT, TERMINATION AND MERGER OF THE PLAN

14.01	Right to Amend the Plan. The Board or its delegate reserves the right to modify, alter or amend this Plan from time to time to any extent that it may deem advisable including, but without limiting the generality of the foregoing, any amendment deemed necessary to ensure the continued qualification of the Plan under Section 401(a) of the Code or the appropriate provisions of any subsequent revenue law. No such amendment shall increase the duties or responsibilities of a Funding Agent without its consent thereto in writing. No such amendment(s) shall have the effect of reinvesting in the Employer the whole or any part of the principal or income of the Fund or to allow any portion of the principal or income of the Fund to be used for any purposes other than for the exclusive benefit of Participants or Beneficiaries at any time prior to the satisfaction of all the liabilities under the Plan with respect to such persons. No amendment shall (a) reduce a Participant’s Accrued Benefit on the effective date of the Plan amendment, (b) eliminate or reduce an Early Retirement Benefit, retirement-type subsidy or an optional form of benefit under the Plan with respect to the Participant’s Accrued Benefit on the date of the amendment, or (c) reduce a retired Participant’s retirement benefit as of the effective date of the amendment. In the case of a retirement-type subsidy, the preceding sentence shall apply only with respect to a Participant who satisfies (either before or after the amendment) the pre-amendment conditions for the subsidy. Notwithstanding the preceding sentences, a Participant’s Accrued Benefit, Early Retirement Benefit, retirement-type subsidy, or optional form of benefit may be reduced to the extent permitted under Section 412(d)(2) of the Code or to the extent permitted under Sections 1.411(d)-3 and 1.411(d)-4 of the regulations.

14.02	Right to Terminate the Plan. The Board of Directors of the Plan Sponsor or its delegate shall have the right to terminate this Plan at any time. In the event of such termination all affected Participants shall be vested as provided in Section 8.04.

14.03	Allocation of Assets and Surplus. In the event the Plan shall be terminated as provided in Section 14.02 above, the then present value of retirement benefits vested in each Participant shall be determined as of the discontinuance date, and the assets then held by the Funding Agents as reserves for benefits for Participants, Joint Annuitants or Beneficiaries under this Plan shall, subject to any necessary approval by the PBGC be allocated, to the extent that they shall be sufficient, after providing for expenses of administration, in the order of precedence provided for under Section 4044 of ERISA, as modified by the provisions of Treasury Regulation Section 1.414(l)-l(f) or (h) if a special schedule of benefits (as defined in such regulations) is in effect as a result of a plan merger within the five (5)-year period prior to the date of termination. The retirement benefits for which funds have been allocated in accordance with Section 4044 of ERISA shall be provided through the continuance of the existing Fund arrangements or through a new instrument entered into for that purpose and shall be paid either in a lump sum or in equal monthly installments through the purchase of a nontransferable annuity contract(s). After all liabilities of the Plan have been satisfied with respect to all Participants so affected by the Plan’s termination, the Employer shall be entitled to any balance of Plan assets that shall remain.

14.04	Plan Mergers, Consolidations, and Transfers. The Plan shall not be automatically terminated by the Employer’s acquisition by or merger into any other company, trade or business, but the Plan shall be continued after such merger provided either the successor employer agrees to continue the Plan with respect to affected Participants herein or as required by applicable law. All rights to amend, modify, suspend or terminate the Plan with respect to Participants of the Employer shall be transferred to the successor employer, effective as of the date of the merger or acquisition. The merger or consolidation with, or transfer of the allocable portion of the assets and liabilities of the Fund to any other qualified retirement plan trust shall be permitted only if the benefit each Plan Participant would receive, if the Plan were terminated immediately after such merger or consolidation, or transfer of the allocable portion of the assets and liabilities, would be at least as great as the benefit he would have received had this Plan been terminated immediately before the date of merger, consolidation, or transfer.

14.05	Amendment of Vesting Schedule. If the vesting provisions of this Plan are amended, including an amendment caused by the expiration of top-heavy status under the terms of Article 15, Participants with three (3) or more Years of Vesting Service, whether or not consecutive, at the later of the date the amendment is adopted or becomes effective, shall automatically be vested, from that point forward, in the greater of the amount vested under the vesting schedule as amended or the amount vested under the vesting schedule prior to amendment.

ARTICLE 15

TOP-HEAVY PLAN PROVISIONS

15.01	General Rule. For any Plan Year beginning after December 31, 2001 for which this Plan is a “Top-Heavy Plan” as defined in Section 15.05 below, this Plan shall be subject to the provisions of this Article 15.

15.02	Vesting Provision. Each Participant who has completed an Hour of Service during the Plan Year in which the Plan is a Top-Heavy Plan and has completed the number of Years of Vesting Service specified in the following table, shall have a vested right to the percentage of his or her Accrued Benefit under the Plan, correspondingly shown in the following tables:

Years of Vesting Service	Percentage of Accrued Benefit
Less than 1 years	0%
1 year	0%
2 years	0%
3 years or more	100%

Each Participant’s Deferred Vested Benefit shall not be less than his or her vested Accrued Benefit determined as of the last day of the last Plan Year in which the Plan was not a Top-Heavy Plan. If the Plan ceases to be a Top-Heavy Plan, an Employee with three or more years of employment, whether or not consecutive, shall have his Deferred Vested Benefit determined either in accordance with this Section 15.02 or Section 8.03, as provided in Section 14.05. Each such Participant shall have the right to elect the applicable schedule within 60 days after the day he is issued written notice by the Committee, or as otherwise provided in accordance with regulations issued under the provisions of the Code relating to changes in the vesting schedule.

15.03	Minimum Benefit Provision. If the Plan is a Top-Heavy Plan in any Plan Year, each Participant who is a Non-Key Employee shall, as of the end of that Plan Year, be entitled to an Accrued Benefit that is at least equal to the Applicable Percentage of the Participant’s Average Compensation for Years in the Testing Period. For purposes of this Section:

(a)	“Applicable Percentage” shall mean the lesser of two (2) percent multiplied by Years of Service of the Participant, or twenty (20) percent,

(b)	“Average Compensation for Years in the Testing Period” shall mean average annual compensation for that period of five (5) consecutive years that had the greatest aggregate compensation from the Employer. In determining consecutive years, any year not included as a Year of Service under the provisions of Article 2 shall be ignored.

(c)	For purposes of satisfying the minimum benefit requirements of Section 416(c)(1) of the Code and the Plan, in determining Years of Service as defined in Section 2.04, with the Employer and Affiliated Employers, any service with the Employer and Affiliated Employers shall be disregarded to the extent that such service occurs during a Plan Year when the Plan benefits (within the meaning of Section 410(b) of the Code) no Key Employee or former Key Employee.

15.04	Coordination With Other Plans. In the event that another defined contribution or defined benefit plan maintained by the Employer or an Affiliated Employer provides contributions or benefits on behalf of Participants in this Plan, such other plan may be treated as part of this Plan pursuant to applicable principles under Section 416(f) of the Code using a safe harbor comparability analysis, in determining whether this Plan satisfies the requirements of Section 15.02.

15.05	Top-Heavy Plan Defined. This Plan shall be a “Top-Heavy Plan” for any Plan Year if, as of the determination date (as defined in sub-paragraph 15.05(a)) the present value of the cumulative Accrued Benefits under the Plan for Key Employees (as defined in Section 15.06) exceeds sixty (60) percent of the present value of the cumulative Accrued Benefits under the Plan for all employees. Each plan of the employer required to be included in an aggregation group (as defined below) shall be treated as a top-heavy plan if such group is a top-heavy group (as defined below).

(a)	“Determination date” means for any Plan Year the last day of the immediately preceding Plan Year.

(1)	The present value shall be determined as of the most recent valuation date that is within the twelve (12)-month period ending on the determination date and as described in the regulations under the Code. Present values for purposes of determining whether this Plan is a Top-Heavy Plan shall be made in conformance with Code Section 417(e) and any successor provision thereto.

(b)	“Aggregation group” means the group of plans, if any, that includes both the group of plans that are required to be aggregated and the group of plans that are permitted to be aggregated.

(1)	The group of plans that are required to be aggregated (the “required aggregation group”) includes:

(A)	Each plan of an Employer and Affiliated Employer in which a Key Employee is a participant,

(B)	Each other plan which enables a plan in which a Key Employee is a participant to meet the requirements of the Code prohibiting discrimination as to contributions or benefits in favor of Employees who are officers, shareholders or the highly compensated or prescribing the minimum participation standards.

(2)	The Employer may treat any plan not in the required aggregation group as being part of such group if such group would continue to meet the requirements of the Code prohibiting discrimination as to contributions or benefits in favor of employees who are officers, shareholders or the highly compensated or prescribing the minimum participation standards with such plan being taken into account.

(c)	“Top-heavy group” means any aggregation group, if the sum (as of the applicable determination date) of the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in the aggregation group plus the aggregate of the accounts of Key Employees under all defined contribution plans included in the aggregation group exceeds sixty (60) percent of the sum of the present value of the cumulative accrued benefits for all employees.

(d)	In determining whether this Plan constitutes a Top-Heavy Plan, the Committee (or its agent) shall make the following adjustments in connection therewith:

(1)	When more than one plan is aggregated, the Committee shall determine separately for each plan as of each plan’s determination date the present value of the accrued benefits or account balance. The results shall then be aggregated adding the results of each plan as of the determination dates for such plans that fall within the same calendar year.

(2)	The present value of accrued benefits and the amounts of account balances of an Employee as of the determination date shall be increased by the distributions made with respect to the Employee under the Plan and any Plan aggregated with the Plan under Section 416(g)(2) of the Code during the one (1)-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death or disability, this provision shall be applied by substituting five (5)-year period for one-year period.

(3)	The accrued benefits and accounts of any individual who has not performed services for the Employer during the one (1)-year period ending on the determination date shall not be taken into account.

(4)	Except to the extent provided by the Treasury Department and Internal Revenue Service regulations under Code Section 416, any rollover contribution (or similar transfer) initiated by the employee and made after December 31, 1983 to this Plan shall not be taken into account with respect to this Plan for purposes of determining whether this Plan is a top-heavy plan (or whether any aggregation group which includes this Plan is a top-heavy group).

(5)	If an individual is a “Non-Key Employee,” as defined in Section 15.07 with respect to an applicable plan, but was a Key Employee with respect to such plan for any prior plan year, any accrued benefit and any account of such Employee shall not be taken into account.

15.06	Key Employee. The term “Key Employee” means any Employee or former Employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer having annual compensation greater than $145,000 (for 2007, as adjusted by the Code), a five (5) percent owner of the Employer, or a one (1) percent owner of the Employer having annual compensation of more than $150,000. For this purpose, (i) no more than fifty (50) employees (or, if lesser, the greater of three (3) employees, or ten (10) percent of the employees) shall be treated as officers. For this purpose, annual compensation means compensation within the meaning of Section 414(q)(4) of the Code, which refers to meaning given such term under Section 415(c)(3) of the Code, and it shall be adjusted at the same time and the same manner as under Section 415(d) of the Code, with certain exceptions provided under Code Section 416(i)(1) of the Code. Not withstanding the foregoing, the determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

15.07	Non-Key Employee. The term “Non-Key Employee” means any Participant who is not a Key Employee.

15.08	Collective Bargaining Rules. The provisions of Sections 15.02 and 15.03 do not apply with respect to any employee included in a unit of employees covered by an agreement which the Labor Secretary finds to be a collective bargaining agreement between employee representatives and one (1) or more employers if there is evidence that retirement benefits were the subject of good faith bargaining between such employee representatives and such employer or employers.

ARTICLE 16

MISCELLANEOUS

16.01	Limitation on Distributions. Notwithstanding any provision of this Plan regarding payment to Beneficiaries or Participants, or any other person, the Committee may withhold payment to any person if the Committee determines that such payment may expose the Plan to conflicting claims for payment. As a condition for any payments, the Committee may require such consent, representations, releases, waivers or other information as it deems appropriate. The Committee may, in its discretion, comply with the terms of any judgment or other judicial decree, order, settlement or agreement including, but not limited to, a qualified domestic relations order as defined in Section 414(p) of the Code.

16.02	Limitation on Reversion of Contributions. Except as provided in sub-paragraphs (a) or (b) below, Employer contributions made under the Plan will be held for the exclusive benefit of Participants, Joint Annuitants or Beneficiaries and may not revert to the Employer.

(a)	A contribution made by the Employer under a mistake of fact may be returned to the Employer within one year after it is contributed to the Plan, to the extent that it exceeds the amount that would have been contributed, absent the mistake in fact.

(b)	A contribution conditioned upon its deductibility under Section 404 of the Code, may be returned, to the extent the deduction is disallowed, to the Employer within one year after the disallowance.

Compensation attributable to amounts that may be returned to the Employer pursuant to this Section may not be distributed, but, in the event that there are losses attributable to such amounts, the amount returned to the Employer shall be reduced by the amount of such losses.

16.03	Voluntary Plan. The Plan is purely voluntary on the part of the Employer and neither the establishment of the Plan nor any Plan amendment nor the creation of any fund or account, nor the payment of any benefits will be construed as giving any Employee or any person legal or equitable right against the Employer, any trustee or other Funding Agent, or the Committee unless specifically provided for in this Plan or conferred by affirmative action of the Committee or the Employer according to the terms and provisions of this Plan. Such actions will not be construed as giving any Employee or Participant the right to be retained in the service of the Employer. All Employees and/or Participants will remain subject to discharge to the same extent as though this Plan had not been established.

16.04	Nonalienation of Benefits. Participants and Beneficiaries are entitled to all the benefits specifically set out under the terms of the Plan, but neither those benefits nor any of the property rights in the Plan are assignable or distributable to any creditor or other claimant of a Participant or Beneficiary. A Participant will not have the right to anticipate, assign, pledge, accelerate, or in any way dispose of or encumber any of the monies or benefits or other property that may be payable or become payable to such Participant or his or her

Beneficiary pursuant to Code Section 401(a)(13), provided, however, the Committee shall recognize and comply with a valid qualified domestic relations order as defined in Section 414(p) of the Code and other exceptions to this rule existing under applicable law.

16.05	Inability to Receive Benefits. If the Committee receives evidence that a person entitled to receive any payment under the Plan is physically or mentally incompetent to receive payment and to give a valid release, and another person or any institution is maintaining or has custody of such person, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, then any distribution made under the Plan may be made to such other person or institution. The release of such other person or institution will be a valid and complete discharge for the payment of such distribution.

16.06	Missing Persons. If the Committee is unable, after reasonable and diligent effort, to locate a Participant, Joint Annuitant, or Beneficiary where no contingent beneficiary is provided under the Plan, who is entitled to a distribution under the Plan, the distribution due such person will be forfeited after five years. If, however, such a person later files a claim for such benefit, it will be reinstated without any interest earned thereon. In the event that a distribution is due to a Beneficiary where a contingent beneficiary is provided under the Plan (including the situation in which the contingent beneficiary is the Participant’s estate), and the Committee is unable, after reasonable and diligent effort, to locate the Beneficiary, the benefit shall be payable to the contingent beneficiary, and such nonlocatable Beneficiary shall have no further claim or interest hereunder. Notification by certified or registered mail to the last known address of the Participant or Beneficiary will be deemed a reasonable and diligent effort to locate such person.

16.07	Military Service. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code. In the case of a Participant who dies on or after January 1, 2007 while performing qualified military service (as defined in Code section 414(u)), the survivors of the Participant shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Participant resumed employment with the Employer and then incurred a Termination on account of death.

16.08	Limitation of Third-Party Rights. Nothing expressed or implied in the Plan is intended or will be construed to confer upon or give to any person, firm, or association other than the Employer, the Participants or Beneficiaries, and their successors in interest, any right, remedy, or claim under or by reason of this Plan except pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code.

16.09	Invalid Provisions. In case any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan. The Plan will be construed and enforced as if the illegal and invalid provisions had never been included.

16.10	One Plan. This Plan may be executed in any number of counterparts, each of which will be deemed an original and the counterparts will constitute one and the same instrument and may be sufficiently evidenced by any one counterpart.

16.11	Use and Form of Words. Whenever any words are used herein in the masculine gender, they will be construed as though they were also used in the feminine gender in all cases where that gender would apply, and vice versa. Whenever any words are used herein in the singular form, they will be construed as though they were also used in the plural form in all cases where the plural form would apply, and vice versa.

16.12	Headings. Headings to Articles and Sections are inserted solely for convenience and reference, and in the case of any conflict, the text, rather than the headings, shall control.

16.13	Governing Law. The Plan will be governed by and construed according to the federal laws governing employee benefit plans qualified under the Code and according to the laws of the state of California where such laws are not in conflict with the federal laws.

EXECUTION

IN WITNESS WHEREOF, The PMI Group, Inc., by its duly authorized officer, has executed this amended and restated Plan document on the date indicated below.

THE PMI GROUP, INC.

By:	/s/ Charles F. Broom
Name:	CHARLES F. BROOM
Title:	SR. V.P. HUMAN RESOURCES
Dated:	MAY 19, 2010

APPENDIX A

APPENDIX B

APPENDIX C-1

Voluntary Early Retirement Window Program

C.1	Eligibility for Voluntary Early Retirement Window Program. Notwithstanding any contrary Plan provision, for a limited period of time between September 22, 2008 and December 31, 2008 (the “Window Period”), each Participant who meets the following requirements (a “Window Program Participant”) shall receive the benefits specified in Paragraph C.2 below:

(a)	He or she is at least age fifty-two (52) with seven (7) or more years of Vesting Service or will meet such age and service criteria by December 31, 2008;

(b)	He or she is an Active Participant in the Plan through the date of his or her Window Retirement, as defined below, pursuant to this Paragraph C.1;

(c)	He or she is in any employment position other than the Chief Executive Officer of the Plan Sponsor;

(d)	He or she files a properly completed and executed Voluntary Early Retirement Window Program election form with the Committee (or its delegate) no later than October 21, 2008, (the “Final Window Period Election Date”) in the form and manner specified by the Committee (in its sole discretion); and

(e)	He or she thereafter retires from employment with the Employer and Affiliated Employers by the date specified by the Company (“Window Retirement”).

In addition, a Participant shall be allowed to be a Window Program Participant and shall receive the benefits specified in Paragraph C.2 below, if (i) he or she meets the eligibility requirements of Section C.1(a), (b), and (c) above; (ii) after the Final Window Period Election Date, but prior to December 31, 2008, the Participant is notified that he or she will be involuntarily terminated, but not for cause or poor performance, by the Employer or Affiliated Employers; (iii) he or she files a properly completed and executed Voluntary Early Retirement Window Program election form with the Committee (or its delegate) no later than December 31, 2008, in the form and manner specified by the Committee (in its sole discretion); and (iv) he or she thereafter retires from employment with the Employer and Affiliated Employers by an agreed upon date.

Notwithstanding the foregoing, a Window Program Participant shall not be eligible to receive the benefits specified in Paragraph C.2 if he or she is dismissed for cause or poor performance, resigns in lieu of dismissal, fails to return from leave or abandons his or her job, as determined by Committee (in its sole discretion).

C.2.	Voluntary Early Retirement Window Program Benefits.

(a) Solely for purposes of Sections 5.01(a), 5.02 and 5.03 of the Plan, a Window Program Participant shall be credited with (i) three (3) additional years of age beyond his or her actual age to be effective as of the date of his or her Window Retirement pursuant to Paragraph C.1 above (“Window Retirement Date”); (ii) three (3) Years of Vesting Service in addition to his or her actual number of Years of Vesting Service effective as of his or her Window Retirement Date; and (iii) three (3) Years of Benefit Accrual Service in addition to his or her actual number of Years of Benefit Accrual Service effective as of his or her Window Retirement Date.

(b) In addition, a Window Program Participant who is not a Highly Compensated Employee shall (i) be deemed to have satisfied the service requirement in Section 5.01(b) effective as of his or her Window Retirement Date; and (ii) be entitled to the temporary annuity benefit described in Section 5.01(b), if any, and as set forth next to such Participant’s PIN in Appendix C-2, payable beginning on the first day of the month following his or her actual attainment of age fifty-five (55).

APPENDIX C-2

[List of Individuals by Employee Number Who Elect to Participate in the Early Retirement Program]

[Omitted]